UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.           )

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NEWSTAR FINANCIAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS to be held May 16, 2017

The 2017 annual meeting of the stockholders of NewStar Financial, Inc., a Delaware corporation, will be held at the offices of Locke Lord LLP at 111 Huntington Avenue, 9th floor, Boston, Massachusetts 02199, on May 16, 2017 at 10:00 a.m. local time for the following purposes:

1.	To elect seven (7) directors to serve until the 2018 annual meeting of stockholders;
2.	To approve, on an advisory basis, the compensation of our named executive officers;
3.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation;
4.	To ratify the Audit Committee’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year; and
5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 13, 2017 will be entitled to vote at the annual meeting or at any adjournment.

It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States, or vote using the Internet by following the Internet voting instructions. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,

Robert K. Brown

Secretary
Dated: April 21, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 16, 2017.

This proxy statement and our annual report to security holders are available at

www.proxydocs.com/news

PROXY STATEMENT

i

GENERAL INFORMATION ABOUT VOTING

The Board of Directors of NewStar Financial, Inc. (“NewStar” or the “Company”) is soliciting your proxy for use at the 2017 annual meeting of stockholders to be held on Tuesday, May 16, 2017 and at any adjournment of the meeting. This proxy statement and the accompanying proxy card are first being sent or given to stockholders of NewStar on or about April 21, 2017.

Who can vote. You may vote your shares of NewStar common stock at the annual meeting if you were a stockholder of record at the close of business on April 13, 2017. On that date, there were 42,147,456 shares of common stock outstanding. You are entitled to one vote for each share of common stock that you held on the record date.

How to vote your shares

Stockholder of Record: Shares Registered in Your Name

If on April 13, 2017 your shares were registered directly in your name with our transfer agent, then you are a stockholder “of record.” If you are a stockholder of record, you may vote in person at the annual meeting, by mail or over the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. Voting in person will revoke your proxy. There are three ways to vote:

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To vote in person, come to the annual meeting and we will give you a ballot when you arrive. If you plan to attend the annual meeting in person, please plan to arrive no later than ten minutes in advance of the start time of the meeting to allow access to the building facilities.

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To vote using the proxy card, complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote over the Internet, access our secure website registration page through the Internet at www.voteproxy.com and follow the instructions. You will need to have the control number that appears on your proxy card available when voting.

Please note that the Internet voting facilities for registered stockholders will close at 11:59 p.m., EDT, on May 15, 2017.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 13, 2017 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote over the Internet, as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

Proposals to be considered at the annual meeting. The principal business expected to be transacted at the meeting will be:

1.	To elect seven (7) directors to serve until the 2018 annual meeting of stockholders;
2.	To conduct an advisory vote on the compensation of the Company’s named executive officers;
3.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation;
4.	To ratify the Audit Committee’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year; and
5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Quorum. A quorum of stockholders is required to transact business at the meeting. A majority of the outstanding shares of common stock entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum for the transaction of business.

Number of votes required. The required vote for each of the proposals for consideration at the annual meeting is as follows:

Proposal	Number of votes required
Proposal 1	Each director nominee must receive a plurality of the votes cast to be elected.
Proposal 2	The affirmative vote of a majority of the total votes cast, present or represented by proxy, will be required for the approval, on an advisory basis, of the vote on executive compensation.
Proposal 3	The plurality of the votes cast, present or represented by proxy, will be considered the stockholders’ preferred frequency for future votes on executive compensation.
Proposal 4	The proposal to ratify our independent auditors must receive the affirmative vote of a majority of the total votes cast, present or represented by proxy, to be approved.

Abstentions and broker non-votes. Abstentions and broker non-votes will be counted in determining a quorum for the transaction of business at the annual meeting. A broker non-vote on a proposal results from a proxy submitted by a broker that does not indicate a vote for one or more proposals because the broker does not have discretionary voting authority and the broker’s customer did not send the broker instructions on how to vote on the proposal. If the broker does not have instructions on certain matters, and the broker is barred by law or the broker regulations of the New York Stock Exchange from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter. The impact of abstentions and broker non-votes on the proposals scheduled to be presented at the meeting is as follows:

Proposal	Impact of Abstentions and Broker Non-Votes
Proposal 1	Abstentions and broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome of the election of each director.
Proposal 2

Broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome of the advisory vote on executive compensation. Abstentions will be counted as present and entitled to vote and, accordingly, will have the effect of a negative vote.

Proposal 3	Abstentions and broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome of the advisory vote on the frequency of future advisory votes on executive compensation.
Proposal 4

Broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome of the proposal to ratify the appointment of KPMG as our independent auditors. Abstentions will be counted as present and entitled to vote and, accordingly, will have the effect of a negative vote.

Discretionary voting by proxies on other matters. We do not know of any other proposals, other than the proposals described above, that may be presented at the 2017 annual meeting. If another matter is properly presented for consideration at the meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter.

How you may revoke your proxy. You may revoke the authority granted by your executed proxy card at any time before we exercise it by either (i) filing by 5:00 p.m. Eastern Daylight Time the business day prior to the annual meeting with our Corporate Secretary, Robert K. Brown, a written revocation or a duly executed proxy card bearing a later date, or (ii) by voting in person at the meeting. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to revoke your proxy.

Expenses of solicitation. We will bear all costs of soliciting proxies. We will, upon request, reimburse brokers, custodians and fiduciaries for out-of-pocket expenses incurred in forwarding proxy solicitation materials to the beneficial owners of stock held in their names. In addition to solicitations by mail, our directors, officers and employees may solicit proxies from stockholders in person or by other means of communication, including telephone, facsimile and e-mail, without additional remuneration. We may retain a proxy solicitation firm to assist in the solicitation of proxies. We will bear all reasonable fees and expenses if such a firm is retained.

Householding of Annual Meeting Materials. Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the address and telephone number set forth below. Our annual report is also available on our website at www.newstarfin.com.

Annual Report on Form 10-K. We will promptly deliver to you a copy of our annual report on Form 10-K for the year ended December 31, 2016 and additional copies of our proxy statement and annual report to stockholders, without charge, if you call or write us at the following address or telephone number: NewStar Financial, Inc., 500 Boylston St., Suite 1250, Boston, MA 02116, Attn: Corporate Secretary, telephone: (617) 848-2500.

No Appraisal Rights. There are no appraisal rights associated with any of the proposals being considered at the annual meeting.

CORPORATE GOVERNANCE

NewStar Financial, Inc. is committed to sound corporate governance practices that support the high standard the Company has established for the way in which its employees, officers and directors pursue the Company’s business objectives. It is the duty of the Board of Directors to serve as a prudent fiduciary for stockholders and to oversee the management of the Company’s business. To fulfill its responsibilities, the Board of Directors follows the procedures and standards that are set forth in the guidelines below.

Corporate Governance Guidelines

Our corporate governance practices are documented in Corporate Governance Guidelines and Principles that are adopted by the Board of Directors and that are updated from time to time as recommended by the Company’s Nominating and Governance Committee. Other corporate governance practices may be found in the charters of the various committees of the NewStar Board of Directors which are posted on our website at www.newstarfin.com.

Board Leadership Structure

Chairman of the Board

The primary duty of the Chairman is to preside over meetings of the Board of Directors. The Chairman also establishes the agenda for Board meetings, designates members of management to be present at Board meetings and is consulted regarding members of management who are present at Board committee meetings. The Chairman has the authority to call regular and special meetings of the Board and is consulted regarding nominees for the Board and the composition and chairmanship of Board committees.

Timothy J. Conway serves as both our Chairman and CEO. The Company does not have a stated policy with respect to the separation of the positions of Chairman and CEO. As the original founder of the Company, and the individual ultimately responsible for the implementation of the Company’s strategy and day-to-day operations, the Board believes that Mr. Conway’s detailed knowledge of the business and industry in which we operate makes him the director best qualified to act as Chairman of the Board.

Lead Director

The primary role of the lead director is to provide independent leadership to the Board in circumstances where the joint roles of Chairman and CEO could potentially be in conflict and to ensure that the Board operates independently of management. Among other things, the lead director acts as a liaison between the Chairman and the directors and has the authority to call special meetings of the independent directors and to convene executive sessions of the independent directors during regularly scheduled Board meeting. Richard E. Thornburgh currently serves as our independent lead director. The lead director does not serve for a specified term and may be replaced if and when the Board determines that such a change is warranted.

Board and Director Independence

The Board of Directors has determined that all of our directors other than Mr. Conway are independent under the criteria established by NASDAQ, and that all the members of the Audit Committee also meet the additional independence requirements of the Securities and Exchange Commission. None of these directors has a relationship which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board of Directors held nine meetings during 2016. Independent directors regularly meet in executive session in which only independent directors are present. During 2016, each of our incumbent directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director served. All Board members who are up for reelection at the annual meeting of stockholders are expected to attend the annual meeting of stockholders, subject to special circumstances.  Each member of our Board of Directors attended our 2016 annual meeting of stockholders.

Board Risk Oversight

As part of their oversight functions, the Board of Directors generally oversees the Company’s risk management policies and programs, and allocates certain specific responsibilities to various committees, consistent with the substantive scope of each Committee’s charter. As described below, the Risk Policy Committee is primarily responsible for monitoring our credit risk.

Board Committees

The Board has standing Audit, Compensation, Nominating and Corporate Governance and Risk Policy Committees. The Company has adopted a formal charter for each of the Board committees, which sets forth that committee’s duties and responsibilities. These committee charters are available in the Investor Relations section of the Company’s website at www.newstarfin.com, under the Corporate Governance subsection under the heading “Committees and Charters.” The role of each Committee in assisting the Board in fulfilling its fiduciary responsibilities to stockholders is described below.

The following table depicts the current composition of our Board Committees:

Risk Policy Committee

The Risk Policy Committee reports to and assists the Board of Directors in overseeing and reviewing information regarding our credit risk management framework, including the significant policies, procedures and practices employed to manage credit risk. Its members are Messrs. Thornburgh (Chair), Conway and Bralver. The Committee met three times in 2016 and is charged with assisting the Board with its oversight of the Company’s credit practices and procedures; monitoring the performance of the Company’s portfolio from a credit perspective; reviewing recommendations of management; and considering, evaluating and approving on behalf of the Board, specified lending transactions above the hold limits established by the Committee as a ceiling on the approval authority of management’s credit committee. In addition, the Committee retains the ability to authorize management to develop and implement any additional policies relating to risk assessment and risk management.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board of Directors in identifying and reviewing individuals qualified to serve as directors and recommending candidates for election to the Board and in developing and overseeing implementation of our corporate governance. Its members are Ms. O’Hara (Chair) and Mr. Cooper. In 2016, the Nominating and Corporate Governance Committee met two times.

The Nominating and Corporate Governance Committee will seek new nominees for election to the Board, when necessary, through a variety of channels, including the engagement of director search firms and less formal recommendations through business and personal contacts. Director search firms engaged by the Committee will generally be paid a retainer to identify and screen candidates meeting specifications established by the Committee for a particular Board nominee search. Such specifications will change from one search to another based on the Committee’s determination of the Board composition needs at the time a particular search is initiated.

The Nominating and Corporate Governance Committee will evaluate any candidate recommended for nomination as a director, whether proposed by a stockholder or identified through the Committee’s own search processes, about whom it is provided appropriate information. The Committee will determine whether the particular nomination would be consistent with our governance policies and criteria, including without limitation the following: the candidate’s current level of, and on-going commitment to, education regarding the responsibilities of a member of a Board of Directors; whether the candidate has the time available to commit to his or her responsibilities as a member of the Board; and the existence of any financial relationship with the Company other than that as an employee, Board member or stockholder.

If a candidate is presented to the Nominating and Corporate Governance Committee at a time when it has established specifications for a particular Board search, the Committee will consider whether the candidate satisfies the established specifications. While the Committee does not have a formal policy for considering diversity in identifying nominees, it seeks individuals who represent a range of relevant experiences and considers the impact each nominee would have in increasing the diversity of perspectives, expertise, background and skills of the Board. In evaluating a candidate, the Committee must, at a minimum, determine that the candidate is capable of discharging his or her fiduciary duties to the stockholders of the Company. More generally, the Committee will consider a candidate’s skills, character, leadership experience, business experience and judgment, and familiarity with relevant industry, national and international issues in light of the backgrounds, skills and characteristics of the current Board and the needs of the Company’s business. Finally, the Committee must consider whether a nominee (in conjunction with the existing Board members) will assist the Company in meeting the requirements of applicable law, the rules of the Securities and Exchange Commission, the NASDAQ Global Market listing standards, and the Internal Revenue Code regarding the independence, sophistication and skills of the members of the Board of Directors and the Audit, Compensation and Nominating and Corporate Governance Committees.

In order to recommend a candidate for consideration by the Nominating and Corporate Governance Committee, a stockholder must provide the Committee with the candidate’s name, background and relationship with the proposing stockholder, a brief statement outlining the reasons the candidate would be an effective director and information relevant to the considerations described above. Such information should be sent to the Nominating and Corporate Governance Committee of NewStar Financial, Inc., 500 Boylston Street, Boston, MA 02116, Attn: Corporate Secretary. In addition to the above, the Committee may request further information, in its discretion.

On April 4, 2017, the Company received from Capital Z Partners III, L.P. its nomination of Bradley E. Cooper as a director pursuant to the nomination rights that the Company had previously granted to Capital Z Partners III, L.P. The Committee has nominated Mr. Cooper for reelection as a director.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities for accounting and financial reporting compliance, including reviewing the financial information provided to the stockholders and others, our accounting policies, disclosure controls and procedures and internal accounting and financial controls and the audit process. In undertaking these responsibilities, the Committee meets with management and with the independent auditor (including meeting privately, without management present) to discuss the financial statements, our financial reporting policies and procedures, and our internal control over financial reporting. The Committee reports on such matters to our Board. The Committee reviews the performance of the independent registered public accounting firm in the annual financial statement audit and assesses the independence of the registered public accounting firm. The Committee is directly responsible for the appointment (and where appropriate, replacement), evaluation and compensation of the independent registered public accounting firm.

The Audit Committee operates under a written charter, which is available on our website at www.newstarfin.com. It has adopted procedures for the handling of complaints regarding accounting, internal controls and auditing matters. The Audit Committee consists of Messrs. Noonan (Chair) and Fallon and Ms. O’Hara. Mr. Noonan and Ms. O’Hara each qualify as an audit committee financial expert, as defined in Securities and Exchange Commission rules. The Audit Committee met five times during 2016.

Independent Registered Public Accountants’ Fees and Other Matters

Upon the recommendation of the Audit Committee, the Board of Directors appointed the independent registered public accounting firm of KPMG LLP as independent auditor to conduct the annual audit of our financial statements for 2016. KPMG LLP is an internationally recognized independent registered public accounting firm that has audited the Company’s financial statements since the Company’s inception in 2004. Representatives of KPMG LLP are expected to attend the annual meeting and be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

The aggregate fees billed for each of the last two fiscal years for professional services rendered by KPMG LLP were as follows:

	2016	2015
Audit Fees	$1,245,000	$1,416,000
Audit-Related Fees	—	296,000
Tax Fees	296,200	281,900
All Other Fees	122.500	—
Total Fees	$1,663,700	$1,993,900

Our Audit Committee must pre-approve all audit-related and non-audit (including tax) services performed by the independent auditor in order to assure that these services do not impair the auditor’s independence. Certain types of services may not be performed by the independent auditor at all, as they are inconsistent with independence. Any such approval must be given by the Audit Committee or by any member or members to whom the Committee has delegated that authority. The Audit Committee does not delegate its responsibility to approve services performed by the independent auditor to any member of management.

The standard applied by the Audit Committee in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid therefor and other related factors are consistent with the independent auditor’s independence under guidelines of the Securities and Exchange Commission, the Public Company Accounting Oversight Board and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent auditor would be functioning in the role of management or in an advocacy role, whether the independent auditor’s performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent auditor’s familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the proportion of the total fees payable to the independent auditor in the period that is for non-audit services, would tend to reduce the independent auditor’s ability to exercise independent judgment in performing the audit.

Taking into consideration these fees and services, KPMG LLP has informed the Company that they are not aware of any relationship with the Company that, in their professional judgment, may reasonably be thought to bear on the independence of KPMG LLP.

2016 Audit Committee Report

The Committee reviewed and discussed the audited consolidated financial statements for 2016 with management and with KPMG LLP. In this process, the Committee met with KPMG LLP, with and without management present, to discuss the results of their examinations, our critical accounting policies and the overall quality of our financial reporting, as well as our internal control over financial reporting.

The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 1301. In addition, the Committee discussed with the independent auditors their independence from us and our management, including the matters in the letter and written disclosures received from KPMG LLP as required by applicable requirements of the Public Company Oversight Board. The Audit Committee also considered whether the independent auditors’ provision of non-audit services is compatible with maintaining the independent auditors’ independence.

Based on the Committee’s discussions with management and the independent auditors and the Committee’s review of KPMG LLP’s report to the Committee, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2016 for filing with the Securities and Exchange Commission.

By the Audit Committee,

Frank R. Noonan, Chair
Brian L.P. Fallon
Maureen P. O’Hara

Compensation Committee

The Compensation Committee establishes our compensation philosophy and assists the Board in overseeing our compensation policies and practices. The Compensation Committee consists solely of independent directors. The Committee determines and approves the compensation of our executive officers, reviews and approves management incentive compensation policies and programs and equity compensation programs for employees, and administers those policies and programs. Its responsibilities include setting corporate goals and objectives relevant to compensation of executive officers, evaluating the executive officers’ performance against those goals and objectives at least annually, approving all grants of awards, including the award of shares or share options, under our equity incentive plan, and reviewing the form and amount of director compensation at least annually.

The Compensation Committee operates under a written charter, which is available on our website at www.newstarfin.com. For additional information about the Compensation Committee’s activities, please see the section titled “Compensation Discussion and Analysis” below.

The Compensation Committee currently consists of Brian L.P. Fallon (Chair), Charles N. Bralver, and Frank R. Noonan.  The Compensation Committee met four times during 2016.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee during 2016 served or has ever served as an officer or employee of NewStar.

None of our executive officers serves on the compensation committee or board of directors of any other company of which any of our directors is an executive officer.

Code of Ethics

We have adopted a code of ethics that applies to our Chief Executive Officer, Chief Financial Officer, and other senior financial officers. This code sets forth written standards that are reasonably designed to deter wrongdoing and to promote: honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in our other public communications; compliance with applicable governmental laws, rules and regulations; the prompt internal reporting of violations of the code to an appropriate person or persons; and accountability for adherence to the code. The text of this code of ethics is posted on our website at www.newstarfin.com in the Investor Relations section, under the Corporate Governance subsection under the heading “Committees and Charters,” where we may also disclose any amendments to, and waivers of, the code. At the same location on our website, we have also posted our Code of Business Conduct and Ethics, which applies to all our employees and directors.

Certain Relationships and Transactions

The governance rules of the NASDAQ Global Market require us to conduct an appropriate review of any transactions and relationships with the Company in which any of the following have a direct or indirect material interest: any of our directors or executive officers, any nominee for director, and any of the members of their immediate families. In addition, Item 404(a) of Regulation S-K requires us to disclose any transaction or proposed transaction in excess of $120,000 in which any person who is an executive officer, director, or nominee for director of the Company or the beneficial owner of more than five percent of our voting securities (including their immediate family members) has or will have a direct or indirect material interest. The Audit Committee of our Board of Directors has the responsibility of reviewing and approving any such related person transactions and relationships.

Our Chief Financial Officer is primarily responsible for the development and implementation of processes and controls to obtain information from the directors, executive officers and greater than five percent holders of our voting securities with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. The Audit Committee will review all such transactions and relationships of which it has knowledge and will approve or ratify those it considers appropriate. Transactions that are determined to be directly or indirectly material to the Company or a related person will be disclosed in our proxy statement. In the course of its review of a disclosable related person transaction, the Audit Committee will consider the nature of the related person’s interest in the transaction, the material terms of the transaction, including, without limitation, the amount and type of transaction, the importance of the transaction to the related person, the importance of the transaction to the Company, whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company, and any other matters the Committee deems appropriate. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, although such director may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction.

On May 25, 2016, we agreed to repurchase one million shares from Second Curve Capital, LLC (“Second Curve”) in a privately negotiated transaction for an aggregate purchase price of $7 million, representing a price per share of $7.00. Immediately prior to the transaction, Second Curve was the beneficial owner of approximately 5.4% of our common stock.

On October 21, 2016, we agreed to repurchase an aggregate of two million shares from Capital Z Financial Services Fund II, L.P. and Capital Z Financial Services Private Fund II, L.P. (collectively, “Capital Z”) in a privately negotiated transaction for an aggregate purchase price of $17,860,000, representing a price per share of $8.93.  Bradley Cooper, a member of our Board of Directors, is an affiliate of Capital Z. Immediately prior to the transaction, Capital Z was the beneficial owner of approximately 20.6% of our common stock.

On October 24, 2016, we agreed to repurchase an aggregate of 500,000 shares from Peter Schmidt-Fellner in a privately negotiated transaction for an aggregate purchase price of $4,465,000, representing a price per share of $8.93. Mr. Schmidt-Fellner was our Chief Investment Officer and a member of our Board of Directors through July 14, 2016.

In connection with the departures of two executive officers during 2016, the Company and such officers entered into agreements memorializing the severance and related amounts to be paid to such executives in connection with the termination of their employment with the Company. The agreements with Mr. Schmidt-Fellner, our former Chief Investment Officer, and John Frishkopf, our former Treasurer and Head of Asset Management, called for a total of $2,300,000 and $1,487,500, respectively, in prorated bonus, salary and severance payments to be made over time, together with one year of health benefits and continued vesting of equity awards.  In each case, payments began in fiscal year 2017, and were and are subject to continued compliance by the former executive with ongoing non-compete and other covenants.

Each of the foregoing transactions was reviewed and approved by the Audit Committee of the Company’s Board of Directors or, in the case of severance arrangements, the Compensation Committee of the Company’s Board of Directors.  Except as described above, the Company did not engage in any reportable related party transactions during 2016.

Stockholder Communications to the Directors

Security holders may communicate with the NewStar Board of Directors by mailing a communication to the entire Board or to one or more individual directors in care of the Corporate Secretary, NewStar Financial, Inc., 500 Boylston St., Suite 1250, Boston, MA 02116. All communications from security holders to Board members (other than communications soliciting the purchase of products and services) will be promptly relayed to the Board members to whom the communication is addressed.

SHARES HELD BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows the amount of our Common Stock beneficially owned as of April 13, 2017 by (i) each person or group who is known by us to own beneficially more than 5% of our Common Stock, (ii) each current member of our Board and each of the executive officers named in the Summary Compensation Table in the Executive Compensation Section of this Proxy Statement below, and (iii) all current members of our Board and our current executive officers as a group. Percentage calculations are based on the 42,147,456 shares of Common Stock that were outstanding on April 13, 2017.

	Shares Owned	Percent of Class
Principal Stockholders
Corsair II, L.P. (1)(2) Corsair III Financial Services Capital Partners, L.P. Corsair III Financial Services Offshore 892 Partners, L.P. 717 Fifth Avenue New York, NY 10022	4,263,075	10.11%
Capital Z Partners Management, LLC (3)(4) Capital Z Partners III, L.P. 142 West 57th St, 3rd floor New York, NY 10019	4,049,064	9.60%
Timothy E. Moriarty (5) c/o McGrath, Doyle & Phair 150 Broadway-Suite 1915 New York, NY 10038	3,637,234	8.63%
Swiss Reinsurance Company (6) Mythenquai 50/60 CH-8022 Zurich, Switzerland	3,000,000	7.12%
Dimensional Fund Advisors LP (7) Building One 6300 Bee Cave Road Austin, TX 78746	2,428,268	5.76%
Oaktop Capital Management II, L.P. (8) One Main Street Suite 202 Chatham, NJ 07928	2,257,204	5.36%
Directors and Executive Officers
Charles N. Bralver	160,337	*
Timothy J. Conway	1,629,494	3.87%
Bradley E. Cooper (9)	32,637	*
Brian L.P. Fallon (10)	112,231	*
Frank R. Noonan (11)	100,783	*
Maureen P. O’Hara (12)	137,583	*
Richard E. Thornburgh (13)	147,783	*
John K. Bray (14)	620,404	1.47%
Patrick F. McAuliffe (15)	218,035	*
Daniel D. McCready	99,037	*
Mark du Four (16)	167,679	*
All current executive officers and directors as a Group (11 persons) (17)	3,426,003	8.10%

*	Less than 1%.
(1)

Corsair Capital LLC (“Corsair”) is the general partner of Corsair III Management, L.P. (“Corsair Management”), which is the general partner of Corsair III Financial Services Capital Partners, L.P. (“Corsair III”) and Corsair III Financial Services Offshore 892 Partners, L.P. (“Corsair III Offshore”).  Corsair is also the manager of Corsair PTJB, LLC (“PTJB”), which is the sole member of Corsair II, L.L.C., which is the general partner of Corsair II, L.P.  As reported in a Schedule 13D/A filed November 9, 2016, Corsair and Corsair Management may be deemed to be the beneficial owners of the 3,812,268 shares directly owned by Corsair III and the 187,732 shares directly owned by Corsair III Offshore.  Additionally, Corsair may be deemed to the beneficial owner of the 263,075 shares directly owned by Corsair II, L.P. Corsair and Corsair Management share voting and investment power over all such shares.

(2)	Richard E. Thornburgh is an officer of Corsair and a member of PTJB, and is also a director of the Company (See Footnote 13 below).
(3)

Capital Z Partners III GP, Ltd. (“Capital Z III GP”) is the general partner of Capital Z Partners III GP, L.P. (“Capital Z III LP”) and the ultimate general partner of Capital Z Partners III, L.P. (“Capital Z III”).  Capital Z Partners Management, LLC (“CZPM”) performs investment and management services for Capital Z III. As reported in a Schedule 13D/A filed November 9, 2016, Capital Z III LP and Capital Z III GP may be deemed to be the beneficial owners of the 4,000,000 shares directly owned by Capital Z III. Capital Z III GP and Capital Z III LP share voting and investment power over all such shares.  Additionally, CZPM directly owns 39,064 shares and 10,000 shares issuable upon the exercise of options, and may also be deemed to be the beneficial owner of the 4,000,000 shares directly owned by Capital Z III.  CZPM has sole voting and investment power over the shares it holds directly and shares voting and investment power over the shares held directly by Capital Z III.

(4)

Bradley E. Cooper is an officer and Director of Capital Z III GP and also a director of the Company (See Footnote 9 below). Robert A. Spass and Bradley E. Cooper are the natural persons who exercise sole or shared voting and/or dispositive powers over the Company’s securities held by Capital Z III GP. The address of each of these individuals is c/o Capital Z Partners Management, LLC, 142 West 57th Street, 3rd floor, New York, NY 10019.

(5)	As reported in a Schedule 13D/A filed with the SEC on October 6, 2010.
(6)

As reported in a Schedule 13G filed with the SEC on January 23, 2015.  Voting and dispositive power of the 3,000,000 shares shown as beneficially owned by Swiss Reinsurance Company is shared with Swiss Re Ltd, Swiss Reinsurance Company Ltd, Swiss Re Principal Investments Company Ltd, and Swiss Re Direct Investments Company Ltd.

(7)

As reported in a Schedule 13G/A filed with the SEC on February 9, 2017.  Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled fund, group trusts and separate accounts (such as investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser and/or manager, neither Dimensional Fund Advisors LP nor its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all shares reported above are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(8)	As reported in a Schedule 13G filed with the SEC on February 14, 2017.
(9)

Mr. Cooper’s beneficial ownership shown in the table excludes (i) the 39,064 shares and 10,000 options held by CZPM and (ii) the 4,000,000 shares held by Capital Z III. Mr. Cooper is a stockholder of Capital Z GP and CZPM and an officer and co-owner of CZPM. Mr. Cooper may be deemed to be part of a group along with CZPM, Capital Z III GP, Capital Z III LP, and Capital Z III, and may be deemed to be the beneficial owner of the securities held by such entities, although Mr. Cooper disclaims beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein (within the meaning of Rule 16a-1 of the Securities Exchange Act) in an indeterminate portion of the securities beneficially owned by such entities.

(10)	Includes 25,000 shares issuable upon the exercise of options.
(11)	Includes 25,000 shares issuable upon the exercise of options.
(12)	Includes 25,000 shares issuable upon the exercise of options.
(13)

Includes 5,000 shares issuable upon the exercise of options. Mr. Thornburgh’s beneficial ownership shown in the table excludes the 4,263,075 shares directly owned by Corsair II, L.P., Corsair III and Corsair III Offshore. Mr. Thornburgh is an indirect participant in, and an officer of Corsair II, L.L.C. and Corsair, which have investment authority over such shares, but he disclaims beneficial ownership of such shares.

(14)	Includes 3,770 shares held by Mr. Bray’s spouse.
(15)	Includes 47,605 shares issuable upon the exercise of options.
(16)	Includes 35,000 shares issuable upon the exercise of options.
(17)	Includes 172,605 shares issuable upon the exercise of options.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors has fixed the number of directors at seven. These seven members are listed below and are nominees for reelection at the annual meeting. You may only vote for seven persons for election as directors.

Among the investors in a private placement transaction that closed in two separate tranches on November 29, 2007 and January 18, 2008 was Union Square Partners, L.P. (now known as Capital Z Partners III, L.P.). As part of the private placement transaction, we entered into a side letter agreement dated November 12, 2007 with Union Square Partners, L.P. in which we granted Union Square Partners, L.P. the right to nominate one member to our Board of Directors, so long as they meet certain requirements. On April 4, 2017, Capital Z Partners III, L.P., formerly known as Union Square Partners, L.P., informed us that they have nominated Bradley E. Cooper, one of our incumbent directors, as their Board nominee for the term expiring in 2018. The number of directors is subject to increase or decrease by action of the Board. All directors are elected to serve one-year terms and until their successors are elected and qualified. Each of the incumbent directors has been nominated for reelection by the Board of Directors, and each has consented to serve if elected. However, if any nominee is unable to serve, proxies will be voted for any other candidate nominated by the Board.

Recommendation of the Board of Directors

Our Board recommends a vote FOR each of the nominees.

The following table contains biographical information about the nominees for director. All of our directors possess the minimum qualifications detailed in the “Nominating and Corporate Governance Committee” section above and have demonstrated a commitment of service to the company, sound business judgment and a willingness to ask difficult questions to critically evaluate the strategies proposed by management. In addition to having a reputation for adherence to the highest ethical standards, each of our directors possesses specific expertise, qualifications, and skills or attributes, as noted below, that make him or her qualified to serve on the Board.

Name	Age (as of April 13, 2017)	Business Experience, Other Directorships and Qualifications	Director Since
Charles N. Bralver(1)(2)	65

Charles N. Bralver joined our Board of Directors on February 5, 2009. Mr. Bralver is a corporate director and advisor. He served as a partner with Massif Partners, LLP, an asset management firm, from 2010 to 2012. From May 2007 to December 2010, Mr. Bralver was the Senior Associate Dean for International Business and Finance at the Fletcher School at Tufts University. Mr. Bralver was a founding partner of Oliver Wyman & Company where from 1984 through 2007 he held several positions, including Vice Chairman, Head of Europe, Head of North America, and Head of Capital Markets. From 2007 to 2009 he served as a strategic advisor to the Financial Services Practice at Warburg Pincus LLC. He also serves on the Senior Advisory Boards of Oliver Wyman and Silverpoint Capital, as a member of the Board of Advisors of The Fletcher School and a member of the investment committee of Ultra Capital Partners LLC, a sustainable infrastructure fund.  In 2010, Mr. Bralver joined the Board of Directors of Canaccord Financial, Inc., a Canadian investment bank, and in 2015 joined the Board of Directors of the Cooperative Bank, a British commercial bank.

Mr. Bralver is an experienced executive and has been nominated to serve on the Board because of his extensive financial services, international business and corporate strategy experience.

			2009

Name	Age (as of April 13, 2017)	Business Experience, Other Directorships and Qualifications	Director Since

Timothy J. Conway(1)	62

Mr. Conway has been our Chief Executive Officer and President, and has served on our Board of Directors since our inception in June 2004. He was elected Chairman of the Board in September 2006. From July 2002 to June 2004, Mr. Conway worked full-time on our founding. From 1996 to July 2002, Mr. Conway was a Managing Director at FleetBoston Financial Corporation or its predecessors responsible for Corporate Finance and Capital Markets. He previously held various senior management positions at Citicorp Securities, Inc., where he was a Managing Director and Senior Securities Officer, responsible for the bank’s private placement, loan syndication and acquisition finance businesses.

An experienced financial services professional, Mr. Conway has been nominated to serve on the Board because of his broad business and management skills and deep industry expertise, including his twelve years of experience as our founder and CEO.

			2004
Bradley E. Cooper(3)	50

Mr. Cooper is a Partner of Capital Z Partners Management, LLC*, the successor to Capital Z Management, LLC (which he joined as a founding Partner in July 1998). He previously held similar positions at Insurance Partners, L.P. and International Insurance Advisors, L.P. Mr. Cooper serves on the Board of Directors of MountainView Capital Holdings, LLC, PMG Holdings Corporation, Hamilton Insurance Group, Ltd., Centrue Financial Corporation and Five Hole LLC.  Mr. Cooper has previously served on the Board of Directors of Universal American Finance Corp., Permanent General Companies, Inc., Opportunity Bancshares, Inc. and Anchor Bancorp Wisconsin.

Mr. Cooper is a private equity investor and has been nominated to serve on the Board of because of his financial services experience, detailed understanding of the Company’s core business and strategic objectives based on his involvement with the firm since its inception, and his external board experience.

			2006
Brian L. P. Fallon(2)(4)	66

Brian L.P. Fallon joined our Board on November 21, 2008. Mr. Fallon is President of TDC Development Group, a division of The Davis Companies (TDC). Prior to joining TDC in August of 2015, Mr. Fallon was a Partner of O’Connor Capital Partners from 2007 to 2015.  Mr. Fallon was a Managing Director and Principal of Extell Development Company from 2002 to 2007. From 1982 to 2002, Mr. Fallon was a Partner at Meredith & Grew, Inc. and served on the Board of Directors. Mr. Fallon is involved in various non-profit boards and activities and served on the Advisory Council of the Robert F. Kennedy Children’s Action Corps.  He is currently Chairman and Director of the Board at The Community Builders, Inc.

Mr. Fallon is an experienced real estate executive and has been nominated to serve on the board because of his operational and financial expertise and experience serving on other external boards.

			2008

Name	Age (as of April 13, 2017)	Business Experience, Other Directorships and Qualifications	Director Since
Frank R. Noonan(2)(4)	74

Mr. Noonan was most recently the Chief Executive Officer of R.H. Donnelley Co., a Yellow Pages and online local commercial search company, from 1991 to 2002. He also served as President of R.H. Donnelley Co. from August 1991 to July 1998 and was Chairman from July 1998 through December 2002. Before that, he served as Senior Vice President, Finance, with Dun & Bradstreet and as a member of its Board of Directors. He was previously a Director and member of the Audit Committee of Toys “R” Us, Inc., Risk Metrics Group and Avnet, Inc.

Mr. Noonan is a seasoned financial services executive and has been nominated to serve on the board because of his extensive experience in the areas of financial reporting, compliance, corporate governance and risk management.

			2006
Maureen P. O’Hara (3)(4)	63

Ms. O’Hara is the Robert W. Purcell Professor of Finance at the Johnson Graduate School of Management, Cornell University, where she joined the faculty in 1979. Ms. O’Hara serves on the Board of Trustees of TIAA, where she is on the Investment Committee, the Audit Committee and Risk Committee.  She was previously a Director of Investment Technology Group, Inc.

Ms. O’Hara is an accomplished academic and has been nominated to serve on the board because of her extensive understanding of the financial services industry and in-depth corporate governance, compensation and financial reporting experience through her other board responsibilities.

			2006
Richard E. Thornburgh(1)	64

Mr. Thornburgh was Vice Chairman of Corsair Capital LLC*, an investment firm, from February 2006 until he stepped down in December 2015.  He currently serves as a member of Corsair’s private equity investment committee. From 1976 until December 2005, Mr. Thornburgh held management positions at the Credit Suisse Group and its various subsidiaries and predecessor institutions, at the time of his retirement he served as Executive Vice Chairman of Credit Suisse First Boston and member of the Executive Board of Credit Suisse Group. He currently serves as Vice Chairman of the Board of Directors of the Credit Suisse Group and is on its Risk, Audit and Executive Committees. He also currently serves as Chairman of the Board of Credit Suisse Holdings (USA). Mr. Thornburgh is also currently a director at S&P Global, Inc. where he is Chairman of the Financial Policy Committee and serves on the Audit and Executive Committees.  He is also a Director of CapStar Financial, Inc.

Mr. Thornburgh is an experienced financial services executive and has been nominated to the board because of his extensive skills and experience in the areas of credit and risk management, regulatory compliance, corporate strategy, international business and service on other public company boards.

			2006

(1)	Member of the Risk Policy Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee
(4)	Member of the Audit Committee
*	Denotes that the entity may be deemed to be an affiliate of the Company.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is seeking the approval of its stockholders of the compensation of its named executive officers, as disclosed in this proxy statement under the section titled “Executive Compensation.” While this stockholder vote on executive compensation is only an advisory vote that is not binding on the Company or the Board of Directors, the Company values the opinions of its stockholders and will consider the outcome of the vote when making future compensation decisions.

As described more fully in the Compensation Discussion and Analysis section, the Company believes that an effective leadership team plays a critical role in the creation of sustained stockholder value and that its success in the highly competitive financial services marketplace is directly correlated to its ability to continue to attract and retain top-tier talent. The Company also believes that its executive compensation program should enable the Company to attract, motivate, reward and retain superior management talent and should reflect the following core principles:

•

Executive compensation should support the achievement of specific strategic and operating business objectives and closely align the interests of executive officers with those of stockholders over the long-term.

•	Executive compensation should be externally competitive within the segments in which the Company competes for talent.
•

A significant portion of executive compensation should emphasize pay for performance and be based on results at the Company, line of business and individual levels. As such, significant portions of total compensation are designed to be variable based on performance and results.

We urge stockholders to read the “Compensation Discussion and Analysis” section below, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative below which provide detailed information on the compensation of our named executive officers.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices outlined in this proxy statement. The Compensation Committee and the Board of Directors believe that the policies and practices articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to the Company’s success.

Principal Effects of Approval or Non-Approval of the Proposal

The approval of the compensation of the named executive officers, commonly known as “say-on-pay,” is non-binding on the Board of Directors. As stated above, although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Recommendation of the Board of Directors

Our Board recommends a vote FOR the non-binding, advisory proposal to approve the executive compensation of our named executive officers, as disclosed in this proxy statement. Proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise in the proxy.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Company is seeking the vote of its stockholders on an advisory resolution regarding the frequency with which future votes on the compensation of our named executive officers (the “say-on-pay” proposal in Proposal 2 of this proxy statement) should occur. Stockholders may vote that the “say-on-pay” proposal be included every three years, every two years or every year. While this stockholder vote on the future frequency of the “say-on-pay” proposal is an advisory vote that is not binding on the Company or the Board of Directors, the Company values the opinions of its stockholders and will consider the outcome of the vote when making decisions regarding the inclusion of “say-on-pay” proposals in future proxy statements.

We are required under Section 14A of the Securities and Exchange Act of 1934, as amended, to seek the input of our stockholders every six years as to the frequency of our “say on pay” proposals. At our annual stockholders’ meeting in 2011, the last time we conducted such an advisory vote, a substantial majority of votes cast (72%) expressed a preference that our non-binding advisory votes on executive compensation should occur every two years, as opposed to every year or every three years. Our Board believes that the non-binding advisory vote on executive compensation should continue to occur every two years. In determining to recommend again that stockholders vote for a frequency of once every two years, our Board considered that an advisory vote at this frequency will provide stockholders and advisory firms sufficient time to evaluate the effectiveness of our executive compensation philosophy, policies and practices in the context of our long-term business results.

In addition, our Board believes that an annual vote on executive compensation would not allow sufficient time for stockholders to meaningfully evaluate any changes to our executive compensation policies and practices, including changes made in response to the outcome of a prior advisory vote on executive compensation. For example, if our evaluation of the executive compensation vote in May 2017 caused us to make changes to our executive compensation program in February 2018 (when executive compensation decisions are customarily made by the Compensation Committee based on Company and individual performance during the previous year), those changes would only be in place for a little more than a month before the next executive compensation vote would take place in May 2018 under an annual frequency. Even if changes were made to the compensation program shortly after the executive compensation vote in May 2017, those changes would be in place only for the last half of fiscal 2017 and the first few months of fiscal 2018 before the next vote would take place in May 2018.

A vote every two years is also consistent with the long-term performance focus of our executive compensation program, as it allows stockholders to evaluate our executive compensation programs over a multi-year period and not a single year period which can be more greatly influenced by various external factors and economic conditions. A biennial vote also provides the Company with additional time to engage with stockholders and meaningfully and thoughtfully respond to stockholders’ views. Conversely, waiting for an executive compensation vote once every three years may allow a particular pay practice to continue too long without timely feedback from stockholders.

The Board of Directors is aware that many companies conduct an annual advisory vote on executive compensation. We are aware that some stockholders believe that annual advisory votes will enhance or reinforce accountability. However, we have been in the past and will in the future continue to be proactively engaged with our stockholders on a number of topics and in a number of forums. Thus, we view the advisory vote on executive compensation as an additional, but not exclusive, means for our stockholders to communicate with us regarding their views on the Company’s executive compensation programs. In addition, although we currently believe that holding an advisory vote on executive compensation every two years reflects the right balance of considerations in the normal course, we will periodically reassess that view and can provide for an advisory vote on executive compensation on a more frequent basis if changes in our compensation programs or other circumstances suggest that such a vote would be appropriate.

In light of the above, the Compensation Committee and the Board of Directors believe that a biennial advisory vote on the compensation of our named executive officers continues to be in the best interests of the Company and its stockholders. Stockholders are not voting to approve or disapprove of the Board’s recommendation for an advisory vote on executive compensation to occur every two years; stockholders have the opportunity to vote in one of four ways: (i) to hold the say on pay vote every three years; (ii) to hold the say on pay vote every two years; (iii) to hold the say on pay vote every year; or (iv) abstain from voting on the advisory proposal.

Principal Effects of Approval or Non-Approval of the Proposal

The approval of the frequency with which “say-on-pay” proposals are included in future proxy statements is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding the frequency with which we include a “say-on-pay” proposal in future proxy statements.

Recommendation of the Board of Directors

Our Board recommends a vote for conducting future advisory votes on executive compensation every TWO YEARS. Proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise in the proxy.

PROPOSAL 4: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of KPMG LLP, an independent registered public accounting firm, has audited our financial statements for each of the last ten fiscal years, through and including the year ended December 31, 2016. Our Audit Committee has appointed KPMG LLP to serve as our auditors for the fiscal year ending December 31, 2017. Detailed disclosure of the audit and tax fees we paid to KPMG LLP in 2016 and 2015 may be found above in the section titled “Independent Registered Public Accountants’ Fees and Other Matters”. Based on these disclosures and information in the Audit Committee Report provided elsewhere in this proxy statement, our Audit Committee is satisfied that KPMG LLP is sufficiently independent of management to perform its duties properly. Although not legally required to do so, our Board considers it desirable to seek, and recommends, stockholder ratification of our selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2017. If the stockholders fail to ratify our selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our Company and our stockholders.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal.

Recommendation of the Board of Directors

Our Board recommends a vote FOR the proposal to ratify the appointment of KPMG LLP as our independent public accounting firm. Proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise in the proxy.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion addresses the Company’s executive compensation program generally, with particular focus on the executive officers whose compensation for 2016 is shown in the Summary Compensation Table on page 28, which officers are referred to herein as the “named executive officers”.

Executive Summary

The Company’s 2016 executive compensation program is designed to retain and motivate our executive team in support of the annual and longer-term objectives of the Company. Each year, the Compensation Committee evaluates the executive compensation program in light of market conditions, business performance, market compensation analysis, and individual executive performance. The Committee seeks to offer each executive a competitive base salary, incentive opportunities based on company and individual performance, and deferred incentives including company stock to further align executives with stockholders.

Our strategic initiatives in 2016 required our executive team to maintain a dual focus on continuing the strong momentum in our core leveraged finance platform while at the same time transitioning the Company from a bank-styled diversified commercial finance business to a more specialized middle market direct lender with a focus on managing assets for institutional investors. The business conversion included the establishment of new investment vehicles and the divestitures of business units that had fallen out of alignment with our core leveraged finance platform. The leveraged finance platform was impacted by weak M&A activity in the first three quarters of the year. However, the year ended with new investment activity outpacing run-off, and the average yield for the full year increased to 6.91% from 6.54% in the prior year. Our credit organization effectively managed our portfolio within our credit guidelines and resolved several long-term work-outs with charge-offs applied to previous reserves. At the end of the year, our book value per share increased $0.95 from the prior year to $15.12, with the Company making accretive share repurchases returning $43 million to stockholders.

The executive management team narrowed as the business focus streamlined. Mr. Peter Schmidt-Fellner retired as Chief Investment Officer and was succeeded by Mr. Daniel McCready, previously NewStar’s Chief Credit Officer. Mr. McCready has assumed these new responsibilities in addition to his previous responsibilities. The Compensation Committee and our Chief Executive Officer are confident that the current executive management team has the skills and experience needed for future success.

The key components and outcomes of the 2016 executive compensation program for each of our named executive officers are briefly described below. The 2016 compensation program is generally consistent with the Company’s previous compensation programs, as we have found those programs successful in retaining and attracting talent.

Base Salary

Each executive’s base salary is market driven based on the roles and position the individual performs for the Company. Minimum base salaries are set in the executive’s employment agreement, subject to review and increase by the Compensation Committee. The Compensation Committee routinely reviews the base salaries of the executive officers and industry data. Executive base salaries were reviewed but no adjustments were made for 2016.

Target Annual Incentives

A target incentive award is established each year for each executive, with minimum target levels established by the executives’ respective employment agreements. Target incentive compensation is designed to provide an appropriate, competitive level of reward to retain top management talent and motivate performance against the Company’s targeted annual operating objectives.  The target is not a guarantee but is used as a guideline at the end of the fiscal year during the executives’ performance review and incentive payout determination.  The final incentive compensation payout relative to these targets is determined in the Committee’s sole discretion and is based on Company, group and individual performance. Incentives may include a mix of current-year cash compensation, deferred cash compensation and deferred equity compensation.

In conjunction with their new employment agreements effective October 9, 2015, Messrs. McAuliffe’s and du Four’s target incentive compensation for 2016 was increased by $250,000 to $1,000,000 each due to expanded responsibilities and expectations. During the January 2016 review of target incentive compensation for each executive, no further adjustments were made from the prior year for any of the executives.

Deferred Incentives

A portion of the annual incentive granted to the named executive officers in respect of 2016 performance was deferred to both provide ongoing incentives and promote retention.  In January 2016, the Compensation Committee decided that 20% of the named executive officers’ incentive compensation would be paid in shares of the Company’s common stock, which would be restricted at issuance and subject to vesting in equal annual installments over a three-year period beginning on the first anniversary of the grant date.  The Compensation Committee believes that this provides for strong executive alignment with the Company’s stockholders and a continued focus on building stockholder value.

Incentive Payout

Following the Compensation Committee’s overall assessment of 2016 performance, the Compensation Committee reviewed each named executive officer, including their individual performance and contributions. The Compensation Committee then determined the incentive compensation payouts for each named executive officer. The payouts ranged from 87.5% to 110% of the established targets.

Executive Compensation Philosophy

The Company believes that an effective leadership team plays a critical role in the creation of sustained stockholder value. We believe that our success in the highly-competitive financial services marketplace is directly correlated to our ability to continue to employ top-tier talent. In order to do so, we must have an executive compensation program that enables the Company to attract, motivate, reward and retain superior management talent and should reflect the following core principles:

•

Executive compensation should support the achievement of strategic and operating business objectives and closely align the interests of executive officers with those of stockholders over the long-term.

•	Executive compensation should be externally competitive within the segments in which the Company competes for talent.
•

A significant portion of executive compensation should include variable compensation that emphasizes pay for performance and be based on performance and results at the Company, line of business and individual levels.

Executive Compensation Program

The following chart details the elements of our current executive compensation program:

Element	Description	Strategic Rationale
Base salary	Fixed component of compensation based on individual’s role, responsibilities, skills and experience.	• Provide competitive pay linked to individual’s role, responsibilities, skills and experience. • Discourages inappropriate risk-taking. • Consistent with market practice.
Annual Incentive	Variable annual cash compensation tied to pre-established Company, line of business and individual goals and strategic objectives.	• Provides incentive for achievement of annual objectives. • Variable nature of award allows for pay linked to Company achievements and performance. • Consistent with market practice.
Restricted Stock Awards	Awards of company stock subject to multi-year vesting provisions.

•    Focuses executive officers on long-term value creation.

•    Aligns interests of executive officers with those of stockholders.

•    Promotes retention.

•    Discourages inappropriate risk-taking.

•    Consistent with market practice.

Element	Description	Strategic Rationale
Stock Ownership Requirements

To complement the long-term incentive program, all named executive officers are subject to share ownership guidelines.  Each named executive is required to hold a multiple of his base salary in Company stock for the duration of his employment with the Company. The CEO must hold five times his base salary, while each of our other named executive officers is required to hold two times their base salary.

Further, for specific grants prior to 2010, Messrs. Conway, Bray, and du Four are required to hold at least 25-50% of certain net vested equity holdings during the term of their employment with the Company and for a restricted period thereafter.

•    Fosters long-term stock ownership, and focuses executive officers on long-term performance.

•    Reinforces alignment of interests between executives and stockholders.

•    Consistent with market practice.

•    Additional period of holding post-employment ensures ability of company to clawback award if required.

Retirement Benefits	Executive officers participate in employee benefit plans that are generally available to all employees of the Company, including 401(k) retirement plans.	• Consistent with the programs provided to all employees. • Consistent with market practice.
Welfare Benefits

Executive officers participate in employee benefit plans that are generally available to all employees of the Company, including health, life insurance and disability plans.  Upon retirement, all eligible employees may participate in Company‑sponsored healthcare plans at their sole expense.

• Consistent with the programs provided to all employees. • Consistent with market practice.
Additional Benefits and Perquisites	Limited to reimbursement of office parking provided to executive officers in selected geographies.	• Provided in select locations in order to be market-competitive. • Subsidized in these locations at some level for all employees.
Employment Agreements

The Company has entered into an employment agreement with each named executive officer.  The agreements specify the terms of employment and compensation upon certain termination events, including a change-in-control.  Compensation payments due subsequent to a change-in-control require an involuntary termination event to qualify for compensation (“double trigger”).  All severance arrangements are subject to non-compete and non-solicitation provisions.

•    Prevent against direct competition and solicitation of talent.

•    Ensure that executives continue to work in the best interest of the stockholders by providing them with security in case of time of a change in control.

•    Provide continuity of management.

•    Provide for market-competitive severance levels in the event of involuntary termination without cause.

Risk-Taking

As a financial services company, our core business inherently involves a degree of risk and it is our responsibility to ensure that we have the appropriate risk management culture and controls to manage this risk for the benefit of our stockholders.  Our compensation practices are designed to encourage optimal performance and simultaneously manage risk-taking.  Specifically, the Company’s executive compensation program is designed to discourage inappropriate risk-taking in a number of ways.  First, the structure of our compensation program provides a balance of fixed and variable compensation, cash and equity-based compensation, and annual and long-term compensation.  This mix encourages a balance in focus between near-term objectives and the creation of stockholder value over the long-term.  Next, the Company’s annual incentive compensation program is based on the Company’s performance against specific, pre-established Board approved strategic and operating goals and objectives and not on a targeted level of annual stock price appreciation.  The Committee also has discretion to consider changes in the Company’s strategic goals during the year when assessing performance against goals.  The determination of individual awards under the annual incentive plan is based on an evaluation of each executive’s performance, both on an absolute and a relative basis, which takes into account performance against longer-term measures, such as asset growth and credit quality.

Further, the Company’s stock ownership requirements closely align executives’ interests with those of stockholders over the long-term and further discourage those employees with greatest authority to act in a manner that would adversely impact the Company or take excessive risks.  The Company has also adopted a policy on hedging under which executive officers are prohibited from hedging their economic exposures to the Company stock that they own.

The Company has recognized the vital importance of conducting its business in accordance with the highest ethical standards and in full compliance with all applicable laws.  To that end, in addition to our general Code of Conduct applicable to all employees, each named executive officer is subject to a Supplemental Code of Ethics that holds senior management to a standard that includes, among other things, the duty to provide fair, accurate and timely disclosure in reports that the Company files with the SEC or other public communications and the responsible use, and proper controls, of Company assets.  All of our employees, including each named executive officer, must annually certify compliance with the codes of conduct applicable to them.  A copy of both codes of conduct can be found on our website at www.newstarfin.com.

Comparable Market Analysis

The Committee considers third-party information of the compensation practices of financial institutions in general, ranging from other publicly-traded competitors to private investment and hedge funds to business development companies that provide similar services to our target customers, to ensure the Company’s compensation practices and levels remain market competitive.  Given the lack of publicly available data for many of the Company’s direct competitors for talent, the Committee uses third-party data for informational purposes and does not make pay decisions solely based on market data. The Committee considers a number of factors in determining the adoption of new market practices and compensation levels including assessing the alignment to business objectives and earnings, conducting cost/benefit analysis, and reviewing for overall fit into our total compensation package.

Roles and Process of Determining Executive Compensation

Role of CEO in Compensation Process

The CEO’s role in the compensation process begins with the establishment of a proposed annual operating plan against which performance will be measured and annual incentives will be determined. Our CEO, together with our management team, formulates for consideration an annual operating plan, which includes various quantitative and qualitative goals and objectives.  This operating plan is then presented to our Board of Directors for review, potential modification and approval.  Once approved, the CEO establishes performance goals for each business group and executive that supports the achievement of the Company’s overall operating plan. These goals are linked to each executive’s annual incentive award and are reviewed with the Committee. The operating plan is not static, but rather is subject to adjustment by the Board over time based on changes in market conditions and other factors.

The CEO’s role in the compensation process continues with his review of our named executive officers’ annual performance.  Our CEO elicits self-evaluations from each named executive officer and then, utilizing feedback from colleagues as well as his own experience and judgment, assimilates the content from these evaluations into a formal written evaluation of each named executive officer’s performance for the year, including key accomplishments, areas of strength and areas for development.  The individual performance of each executive is then reviewed through the annual review process, and in conjunction with an assessment of the Company’s performance against its annual operating goals, the CEO forms a recommendation on each named executive’s annual compensation package.

The CEO presents to the Compensation Committee comprehensive recommendations related to proposed compensation for our named executive officers with respect to any base salary changes and annual cash and equity awards, in conjunction with a summary of the individual performance measures that influenced his recommendations.  At the request of the Compensation Committee, our CEO and/or the Head of Human Resources may attend all or portions of the meetings of the Compensation Committee, but neither are present for executive sessions or any meeting in which the Compensation Committee discusses his or her own compensation or performance.  In addition, our Compensation Committee, with input from our compensation consultant, reviews the recommendations from our CEO and compares them to executive compensation trends among financial services companies, including the overall blend of salary, bonus and equity compensation within such group and his recommendations pertaining to our executive compensation program.  These recommendations are reviewed and are subject to the final approval of our Compensation Committee.

Role of the Compensation Committee

The Compensation Committee, in accordance with its written charter, oversees all aspects of our compensation policies and practices.  The Committee determines and approves the compensation of our CEO and other executive officers, reviews and approves management incentive compensation policies and programs and equity compensation programs for employees, and administers those policies and programs.  Its responsibilities include setting corporate goals and objectives relevant to compensation of executive officers, evaluating the executive officers’ performance against those goals and objectives at least annually, approving all grants of awards, including equity awards granted under our incentive plan, and reviewing the form and amount of director compensation at least annually.

Based on the process described in “Role of CEO in Compensation Process,” the CEO makes a recommendation to the Compensation Committee with respect to each named executive officer’s compensation other than his own. After careful deliberation, the Compensation Committee, with input from our Board of Directors, determines and approves the compensation of each named executive officer.

Role of Compensation Consultant

To assist the Compensation Committee in carrying out its responsibilities, the Committee has engaged Willis Towers Watson as the Committee’s compensation consultant.  In appointing Willis Towers Watson, the Committee determined that Willis Towers Watson is independent and its engagement poses no conflict of interest.  Willis Towers Watson advises the Committee on the Company’s executive compensation program, including with respect to competitive pay levels, market trends and practices that might be considered to improve the effectiveness of the program.  At the request of the Committee, Willis Towers Watson will make specific proposals to the Committee regarding compensation for executive officers.  Management works with the consultant at the direction of the Committee to provide the consultant with all information it deems necessary to advise the Committee.

As part of this process, members of the Compensation Committee reviewed materials provided by, and had the opportunity to meet independently with, Willis Towers Watson throughout the year to discuss our executive compensation program and to receive input and advice.   The Committee has the sole authority to hire and fire all outside compensation consultants providing information and advice to the Committee.

Determining Executive Compensation by Key Elements

Base Salary

Principles and Philosophy

Base salaries represent the fixed component of each executive officer’s compensation and are determined primarily by:

•	Scope, scale, and growth of the managed organization;
•	Level of responsibility and management associated with the position/title;
•	Experience and tenure in the position;
•	Competitive market rates for similar responsibilities;
•	Broader market dynamics affecting the financial services industry and the economy as a whole; and
•	Balance of fixed versus variable compensation.

Establishing Annual Salaries

The Compensation Committee assesses the base salaries for each named executive officer on a regular basis, and generally in conjunction with the Company’s annual performance review cycle.  In determining annual base salary for the named executive officers, the Committee uses its discretion based on the factors noted above as well as an assessment of each individual’s contributions and any significant changes in responsibilities.

The Compensation Committee last increased base salaries in 2015 for all named executive officers. The Committee determined in its annual review not to make any changes to base salaries in 2016.  Messrs. Conway, Bray, McAuliffe, and du Four have fulfilled relatively consistent responsibilities since 2015 and the external job market has not indicated a significant change in base salaries. Mr. McCready’s compensation was reviewed with his promotion to Chief Investment Officer. The Committee determined that an additional salary increase was not warranted at the time; however, his incentive payment was bolstered as described below.

The Committee will continue to periodically review base salaries to ensure that they remain market competitive and in line with the overall objectives of the Company’s compensation philosophy.

Incentive Compensation

Principles and Philosophy

In accordance with the Company’s belief that executive compensation should emphasize pay for performance, significant portions of total compensation are designed to be variable and based on performance.  The bonus plan is based on achievement of specific business goals, and rewards performance at the Company, line of business and individual level.

Each year, the Board of Directors and its various committees, based on input from management, approve an operating plan for the next fiscal year that contains both quantitative and qualitative goals and objectives.  Performance goals are then established for each executive officer that support the achievement of the Company’s operating plan and are aligned to the executive officer’s annual incentive award.

Establishing Annual Incentive Compensation Targets

For fiscal year 2016, incentive compensation targets were based on a combination of factors, including: the Company’s projected financial performance, the Company’s strategic operating objectives, line of business and individual performance goals, market data, and the terms of the applicable executive employment agreements.

At the start of 2016, the Company’s Board of Directors approved an operating plan with targeted net income for the year of $35.8 million.  The Committee then established target incentive compensation levels for each executive officer. The targeted incentive levels for each named executive officer were set as follows:  Mr. Conway ($1,650,000), Mr. Bray ($750,000), Mr. McAuliffe ($1,000,000), Mr. du Four ($1,000,000), and Mr. McCready ($750,000).   The target incentive amount is not a guarantee, and actual incentive compensation payments may vary from target amounts. Actual awards are determined by the Committee in its sole discretion to motivate, reward and retain management talent while delivering an appropriate level of stockholder return.   The Committee also set a maximum amount for each executive officer’s incentive compensation such that it cannot exceed 10% of the Company’s pre‑tax, pre‑incentive earnings, as a measure of operating performance for the year.

Reviewing Company Accomplishments and Performance

Following the year-end, the Committee began with a review of the overall Company performance against the operating objectives that had been established at the beginning of the performance year.  Specifically, the review included an assessment of financial performance, origination volumes, and the level of execution against the strategic priorities and goals of the Company.  Although no set weight was assigned to each of these performance metrics, the Committee believed that progress towards repositioning the Company as an asset management firm was the most important strategic priority for the year. As a result, the Committee gave the accomplishments relating to the repositioning of the Company the most weight, and they had the greatest impact on the overall and individual funding level of incentive compensation for 2016 performance.

The Committee reviewed the Company’s significant progress towards transforming NewStar from a bank-styled, diversified commercial finance company into a more specialized middle market direct lender with a focus on managing assets for institutional investors. We fully integrated the asset management platform acquired in the fourth quarter of 2015, which completed a new collateralized loan obligation (“CLO”) in 2016. We further broadened our fund offerings with new separately managed accounts, a managed credit fund, and new corporate alliances. Early success of the new approach was indicated by an increase in asset management fees by $6.7 million from 2015. Simultaneously, the Company’s transformation included the sale of our asset-based lending and equipment finance businesses. The Company successfully sold the businesses at 1.3x and 1.2x book value respectively, generating over $221 million in proceeds to be invested or returned to stockholders. Further as a result of the new business model, the Company was able to reduce ongoing operating expenses by 33%.

The middle market leveraged finance business originated $1.4 billion in loans compared with a prior year volume of $2.7 billion. Market factors, including slow M&A activity and aggressive competition, made for a difficult year. However our team continued to maintain and develop relationships with private equity firms and held a high success rate for desired credits. The credit organization had a productive year, successfully managing down legacy impaired loans and keeping credit costs within our expected ranges.

The Company reported net income of $28.2 million for 2016, as compared to $16.9 million in 2015. The Company’s book value increased 6.7% or $0.95 per share to $15.12 in 2016.

Determining Incentive Compensation Awards

The Committee weighed the achievement of the financial, growth, and strategic objectives discussed above, the contribution of each individual executive related to these objectives, as well as the overall compensation expense necessary to support the Company’s incentive compensation program. Further, the Committee considered broader market trends and the goal and objective of retaining and motivating a top-tier management team. After considering these factors, the Committee approved an aggregate incentive compensation pool for the named executive officers of $4.83 million to be paid to the named executive officers in accordance with the terms and conditions of the Company’s 2006 Incentive Plan (as detailed in the Summary Compensation Table on page 28).

Once the level of incentive pool funding was established, the Committee then discussed the performance and compensation of each of the named executive officers.  The Committee made compensation determinations after considering all factors and measures collectively rather than assigning weight to any one objective.  With respect to Mr. Conway, the Committee focused on overall Company performance and transformation, including: progress made to further the Company’s strategic objectives, origination volume and the performance of the Company’s loan portfolio; and the retention and motivation of a top-tier management team.  With respect to Mr. Bray, the Committee also considered overall Company performance as well as his role in driving efficiencies, providing strategic direction, and the sale of the asset-based lending and equipment finance organizations.  With respect to Messrs. McAuliffe and du Four, the Committee placed a larger emphasis on leveraged finance originations as well as the performance of the loan portfolio. With respect to Mr. McCready, the Committee considered his expanded roles as the Chief Investment Officer of the company, following the retirement of Peter Schmidt-Fellner, and the credit strategy and performance of the portfolio.

The incentive awards determined are reflected in the table below. Messrs. Conway and Bray were awarded 92% and 97% of their respective targeted awards. Messrs. McAuliffe and du Four were each awarded 87.5% of their target, primarily due to the lower than planned origination volume. Mr. McCready was awarded 110% of plan following a strong performance of the credit organization and smooth transition into the Chief Investment Officer role.

Deferred Incentives

The Company believes that deferred incentives promote long-term retention, discourage inappropriate risk-taking, and are consistent with market practices. Further, the Company believes that equity ownership is a critical component of executive compensation as it aligns management and stockholder interests and focuses executive officers on increasing franchise value over the long-term.

In January 2016, the Compensation Committee mandated that a minimum of 20% of each named executive’s aggregate incentive compensation for the year would be deferred in the form of restricted stock. The restricted stock awards were granted on February 17, 2017 and vest over three years, with one-third (1/3) of each executive officer’s restricted stock award vesting on each of the first three anniversaries of the grant date.  Unvested amounts are subject to forfeiture in certain circumstances.

The 2016 incentive compensation amounts for the named executive officers are detailed below.

	Incentive Awards Earned for 2016 Performance*
Executive	Up-Front Cash Incentive	Deferred Incentive (Restricted Stock)	2016 Total Incentive
Timothy J. Conway	$1,220,000	$305,000	$1,525,000
John Kirby Bray	$580,000	$150,000	$730,000
Patrick McAuliffe	$700,000	$175,000	$875,000
Mark du Four	$700,000	$175,000	$875,000
Daniel McCready	$660,000	$165,000	$825,000
Total Named Executives	$3,860,000	$970,000	$4,830,000

*It is important to note that the presentation of 2016 Total Incentive compensation in the table above differs from the disclosure presented in the Summary Compensation Table (SCT) in accordance with applicable rules and is not a substitute for the information in that table.  As stated above, the Compensation Committee makes compensation decisions every January for the just completed performance year using the most recent performance information, e.g., in January 2017 the Compensation Committee evaluated 2016 performance and made compensation decisions for fiscal 2016.  These decisions are reflected in the table set forth above.  The SCT reports the value of equity awards in the year in which they are made.  As a result, equity awards shown in the SCT reflect equity awards granted in the first quarter of 2016 in respect of 2015 performance.

Co-Investment Plan

Two of our named executive officers, Mr. du Four and Mr. McAuliffe, participate in our 2016 Co-Investment plan, through which they may share in the potential upside of certain equity investments we have taken in other companies, in the form of equity or warrants, as part of our loan origination process.  From the equity investments placed in the 2016 pool (up to $10 million), no payments will be made unless and until the Company first recovers its invested capital and realizes a 7% pre-tax return, on an aggregate and not a per investment basis. Thereafter, the Company will retain 80% of any additional proceeds from the pool, with 20% allocated to a co-investment pool under the plan.  Each of Messrs. du Four and McAuliffe have been granted a 20% interest in that pool.  No amounts have been paid under the 2016 Co-Investment Plan to date, and it is uncertain whether any amounts will ever be paid. In evaluating the total mix of compensation elements paid to these executives, due to the substantial uncertainty relating to the amount or likelihood of any future payments, the Committee does not consider this to be a material component of the executives’ compensation package, but does believe that the prospects for payments help to align the interests of those executives with the most direct loan origination responsibilities with the Company’s interests in maintaining credit quality. Payments are conditioned on the employee’s continued service with the Company at the time. However, if either executive is terminated within two years following a change in control, as defined in his employment agreement, then he will be entitled to a cash payment based on the fair market value of the pool at the time of termination. The Committee reserves the right to modify or amend any award under the program. If any amounts are paid under this program, we intend to reflect such payments in the Summary Compensation Table for the year in which such amounts are paid.

Deductibility Cap on Executive Compensation

U.S. federal income tax law (Section 162(m) of the Internal Revenue Code) prohibits publicly-traded companies from taking a tax deduction for certain compensation paid in excess of $1,000,000 to the company’s CEO and three other most highly compensated executive officers (other than the Chief Financial Officer).  However, the statute exempts qualifying performance-based compensation from the deduction limit provided certain requirements are met.  Our stockholder-approved 2006 Incentive Plan, reaffirmed by our stockholders in 2014, meets the conditions necessary for deductibility of certain performance-based awards issued under the plan.  The Company’s policy is to design its incentive compensation programs to qualify for full corporate deductibility to the extent feasible and consistent with the Company’s overall compensation goals and objectives.  However, the Committee may exercise its discretion to pay nondeductible compensation if following the requirements of Section 162(m) of the Code would not be in the interests of stockholders.

The Company’s 2016 incentive compensation program was designed to qualify for full corporate deductibility under Section 162(m).  For fiscal year 2016, the Compensation Committee established a maximum incentive level for each executive officer of not more than 10% of the Company’s 2016 pre-tax, pre-incentive earnings defined as the Company’s 2016 net income before taxes plus (i) aggregate cash incentives earned, paid or accrued during 2016 and (ii) aggregate equity compensation expense recorded for outstanding equity awards during 2016.  For 2016, the Company had pre-tax, pre-incentive earnings of $66.7 million.  The Committee exercised its discretion within these limits and set aggregate incentive compensation at $4.83 million, as noted above, with no one executive officer receiving more than 10% of 2016 pre-tax, pre-incentive earnings.

Benefits and Perquisites

The Company provides limited executive officer benefits or perquisites.  Executive officers participate in employee benefit plans that are generally available to all employees of the Company, including health, life insurance and disability plans.  The only on‑going perquisite provided to executive officers is reimbursement of office parking at the Company’s headquarters in Boston.  A parking subsidy is available at some level to all employees within the Boston office to allow the company to be market competitive when recruiting talent.

Committee Consideration of the Company’s 2015 Stockholder Advisory Vote on Executive Compensation

At the Company’s 2015 annual meeting of stockholders, over 99% of the votes cast (exclusive of broker non‑votes) at the meeting for purposes of the proposal were voted to approve, on an advisory basis, the compensation of our named executive officers with respect to the prior fiscal year, thus affirming our compensation philosophy and approach.  Our Board of Directors has determined that an advisory vote will be conducted on a biannual basis taking in to account a number of factors, including stockholder input.

In light of the level of support received by stockholders in 2015, the Committee did not make any specific changes to the components of 2016 executive compensation.  The Committee will continue to monitor stockholder feedback as it reviews and establishes future executive compensation plans and determines awards for our named executive officers. A non-binding, advisory vote on our current executive compensation, and a non-binding, advisory vote on the frequency of future advisory votes on executive compensation, are set out in this proxy statement as Proposals 2 and 3, respectively.

Stock Holding Requirements

On December 13, 2006, Messrs. Conway, Bray and du Four entered into stock ownership agreements with the Company in which each executive officer agreed that for a period of one year following termination of employment, he would hold 25% of all applicable transferable incentive equity (all vested options and shares of restricted stock that are no longer subject to forfeiture).  If, during the one year following termination, he were to violate the covenant not to compete with, or solicit employees or business from, the Company, the amount of transferable stock that he is then obligated to hold would be forfeited.  The lock-up applies only to those shares received by the executive officer at the time of or prior to the agreement.  Shares issued upon exercise of certain options issued as part of the Company’s 2009 option exchange program are subject to a more restrictive lock-up arrangement, whereby 50% of the net proceeds from the sale of these shares will be held by the Company for the duration of the executives’ employment with the Company and for a twelve month period thereafter.  In addition, if, during the one year following termination, an executive were to violate the covenant not to compete with, or solicit employees or business from, the Company, the amount of any proceeds so held by the Company would be forfeited.

Share Ownership Guidelines

The Company maintains share ownership requirements for the Company’s directors, named executive officers and certain other executives to further strengthen the link between executive and stockholder interests and align share ownership and level of compensation.  Each of the following multiples of annual base salary or, in the case of our directors, annual cash retainer, must be held at the close of each fiscal year:

Participants	Share Ownership Guidelines (as Multiple of Cash Base Salary or Annual Retainer)
Director	2x
CEO/President	5x
Named Executives	2x

Shares to be counted toward ownership targets includes actual common stock including stock owned in “street” accounts, unvested and vested restricted stock units, and all shares held in estate planning vehicles.  The guidelines state that required ownership must be attained within five years of hire (or plan inception, if later).  To monitor progress toward meeting the guidelines, the Compensation Committee will review current executive ownership levels each year, within ninety days of the close of the fiscal year. The Nominating and Governance Committee will review director ownership levels.  The dollar value of common stock holdings will be calculated using the average stock price for the ten trading days prior to the meeting.  If an executive or director is not on schedule to meet guidelines, the executive or director will be required to hold 100% of the net shares resulting from any subsequent restricted stock vesting event until such time as the share ownership requirement is satisfied.  All of the Company’s executives and directors met or exceeded the share ownership guidelines as of March 31, 2017.

Hedging Policy

The Company also has a policy that prohibits all executive officers, directors and employees from hedging their economic exposures to the Company stock they own including buying or selling derivative securities such as put and call options.

Employment Agreements

The Company has entered into employment agreements with each of the named executive officers. The agreements were last amended and restated for Messrs. McAuliffe, du Four, and McCready in 2015, for Mr. Conway in 2016, and Mr. Bray in 2017.  The employment agreements reflect a balance between the interests of stockholders and management, and are intended to support the retention and sustained high morale of the executive team.  In determining the elements of the named executive officer employment agreements, the Committee considered the costs associated with each term and condition, and balanced the financial cost against the intrinsic benefit of retaining a highly-cohesive management team. Each of the employment agreements has substantially similar terms, which reflect the following elements:

•	The term of each agreement was established for between two to three years with one, one-year automatic renewal provision.
•

Each executive officer agreed that during the term of the agreement and for a period of one to two years thereafter, he will not directly or indirectly (i) solicit or engage any of the Company’s employees, consultants or contractors, (ii) cause or encourage any of the Company’s suppliers, licensors or any entity with which the Company has a material relationship to terminate or modify that relationship, or (iii) compete with the Company’s business.

•	The agreement sets a minimum base salary for the executive officer that may be subject to increase on an annual basis, as determined by the board of directors.
•	The agreement sets a target annual incentive bonus that may be subject to change on an annual basis, as determined by the Compensation Committee.
•

Each executive officer is entitled to a severance payment in the event of a termination without cause or for “good reason”; provisions differ based on job title and level of responsibility as discussed in the section of this proxy statement captioned “Potential Payments Upon Termination of Employment or Change-in-Control for Fiscal 2016” on Page 31.

•

The agreements provide for graduated benefits, including vesting, in the event that the executive officer chooses to retire from the Company; however, the restated agreements require the executive to complete the full contract term to receive full retirement benefits.

The named executive officer employment agreements also contain change‑in‑control provisions for the named executive officers.  In addition to preserving productivity and retention in the event of a change of control of the Company, the provisions are intended to align executive officer and stockholder interests by enabling executive officers to consider corporate transactions that are in the best interest of the stockholders without undue concern over whether such transactions may jeopardize the executive officer’s own employment.

In addition, change in control payments require a double-trigger in order to qualify for compensation; a change of control alone is not sufficient but rather, must be followed by an involuntary termination event within two years thereafter. Messrs. Conway’s and Bray’s agreements also include diminution of duties as an involuntary termination event. The Committee eliminated the prior provision for excise tax gross-up in change-in-control situations.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee,

Brian L.P. Fallon, Chair
Charles N. Bralver
Frank R. Noonan

Executive Compensation

The following table sets forth information concerning compensation awarded to, earned by or paid during the year ended December 31, 2016 to the Company’s (i) Chief Executive Officer and President, (ii) Chief Financial Officer, and (iii) the three other most highly compensated executive officers of the Company at December 31, 2016. These five officers are referred to as the named executive officers in this proxy statement.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Timothy J. Conway	2016	750,000	300,000	1,220,000	26,964	2,296,964
Chief Executive Officer and President	2015	750,000	525,000	1,200,000	26,964	2,501,964
	2014	700,000	—	1,200,000	26,272	1,926,272

John K. Bray	2016	450,000	150,000	580,000	22,948	1,202,948
Chief Financial Officer	2015	450,000	150,000	575,000	22,948	1,197,948
	2014	400,000	—	575,000	22,398	997,398

Patrick F. McAuliffe	2016	375,000	225,000	700,000	15,900	1,315,900
Head of Leverage Finance Origination	2015	330,128	275,000	700,000	15,900	1,321,028
	2014	300,000	125,000	525,000	15,600	965,600

Mark du Four	2016	375,000	225,000	700,000	22,948	1,322,948
Head of Leveraged Finance Capital Markets	2015	330,128	275,000	700,000	22,948	1,328,076

Daniel McCready	2016	375,000	200,000	660,000	15,900	1,250,900
Chief Investment Officer	2015	368,750	200,000	575,000	15,900	1,159,650
	2014	350,000	200,000	525,000	15,600	1,115,600

(1)

Amounts shown reflect the amounts required to be recognized by the Company for accounting purposes of the aggregate grant date fair value of the awards computed in accordance with ASC Topic 718 using the assumptions described in Note 12 to the Company’s Financial Statements included in the Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 2, 2017 (the “FY 2016 10-K”).  The stock awards made in 2016 consisted of restricted stock awarded to each named executive officer by the Compensation Committee in 2016 in respect of 2015 year performance.

The Compensation Committee elected to defer a minimum of 20% of the incentive compensation awarded to Messrs. Conway, Bray, du Four, McAuliffe, and McCready in respect of 2016 performance in restricted stock awards valued at $305,000, $150,000, $175,000, $175,000, and $165,000, respectively. The awards were granted on February 17, 2017 and will vest over three years, in three substantially equal installments on each of February 17, 2018, February 17, 2019 and February 17, 2020.  Unvested amounts are subject to forfeiture in certain circumstances. These awards had a grant date fair market value of $9.83 per share and will be disclosed as compensation paid in 2017 in the Summary Compensation Table in the Company’s 2018 Proxy Statement.

(2)	Amounts shown reflect the cash incentive awards determined and awarded by the Compensation Committee in connection with the Company’s 2014, 2015 and 2016 incentive compensation program.
(3)

Amount reflects matching contributions of $15,900 to each named executive officer made by the Company under the tax-qualified 401(k) plan, which provides for broad-based employee participation.  The named executive officers received no benefit from the Company under defined pension or defined contribution plans other than the 401(k) plan. In addition, the amounts for Messrs. Conway, Bray, and du Four reflect company-provided parking at the company’s office in Boston in the amounts of $11,064, $7,048, and $7,048 respectively.

Grants of Plan-Based Awards during 2016

		Estimated Future Payouts		All Other Stock	Grant Date Fair
		Under Non-Equity Incentive		Awards: Number of	Value of Stock
		Plan Awards		Shares of Stock	and Option
Name and Principal Position	Grant Date	Target ($)(1)	Maximum ($)	or Units (#)	Awards ($)(3)
Timothy J. Conway	2/12/2016	$1,320,000	(2)	47,846	300,000
Chief Executive Officer and President
John Bray	2/12/2016	$600,000	(2)	23,923	150,000
Chief Financial Officer
Patrick F. McAuliffe	2/12/2016	$800,000	(2)	35,885	225,000
Head of Leverage Finance Origination
Mark du Four	2/12/2016	$800,000	(2)	35,885	225,000
Head of Leverage Finance Capital Markets
Daniel McCready	2/12/2016	$600,000	(2)	31,897	200,000
Chief Investment Officer

(1)

Amounts reflect 80% of target annual incentive set in January 2016, which was the amount of total target incentive expected to be paid in cash at that time.   Actual total incentive awards, consisting of cash and stock, were determined in January 2017.

(2)	For fiscal 2016, the Company set 10% of pre-tax, pre-incentive earnings as the maximum level of total incentive compensation (cash and equity). See “Deductibility Cap on Executive Compensation” above.
(3)

Amounts reflect the fair market value of each award as determined by the closing price of the Company’s stock on the grant date. The closing price of the Company’s stock was $6.27 for the February 12, 2016 awards noted above. Assuming continued employment with the company, one-third of the restricted stock from the grants listed above will vest upon each of the first three anniversaries of the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table details the outstanding holdings of each named executive officer at December 31, 2016.

		Option Awards			Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Timothy J. Conway	2/13/2015				33,082	306,008
Chief Executive Officer and President	2/12/2016				47,846	442,575

John K. Bray	2/13/2015				9,452	87,431
Chief Financial Officer	2/12/2016				23,923	221,287

Patrick McAuliffe	5/12/2010	47,605	8.28	5/12/2017
Head of Leverage Finance Origination	2/14/2014				2,774	25,659
	2/13/2015				17,328	160,284
	2/12/2016				35,885	331,936

Mark du Four	5/12/2010	35,000	8.28	5/12/2017
Head of Leverage Finance Capital Markets	2/14/2014				2,219	20,525
	2/13/2015				17,328	160,284
	2/12/2016				35,885	331,936

Daniel McCready	2/14/2014				4,439	41,060
Chief Investment Officer	2/13/2015				12,602	116,568
	2/12/2016				31,897	295,047

(1)	Value is based on the closing price of NewStar common stock of $9.25 on December 30, 2016, as reported on the NASDAQ Global Select Market.
(2)	Assuming continued employment with the Company, restricted stock awards will vest one-third on each of the first three anniversaries of the grant date.

Option Exercises and Stock Vested for Fiscal 2016

The following table details the stock option exercises and the value realized upon exercise and number of restricted shares that vested and the value realized upon vesting in 2016 for each named executive officer.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(2)
Timothy J. Conway	498,622	3,707,500	16,539	103,700
Chief Executive Officer and President
John K. Bray	—	—	4,725	29,625
Chief Financial Officer
Patrick F. McAuliffe	6,725	41,625	11,438	71,716
Head of Leverage Finance Origination
Mark du Four	18,621	140,400	13,866	86,939
Head of Leverage Finance Capital Markets
Daniel McCready	15,632	110,343	15,632	110,343
Chief Investment Officer

(1)

Values were determined by multiplying the number of shares of our Common Stock underlying the Options by the difference between the closing price per share of our Common Stock on the NASDAQ on the date of exercise and the exercise price of the Options.

(2)	The vested value represents the fair market value of the shares based on the closing price of our common stock on the NASDAQ Global Select Market on the respective date of vesting.

Potential Payments upon Termination of Employment or Change-in-Control for Fiscal 2016

The following tables describe the potential payments and benefits under the Company’s executive officer employment agreements to which each named executive officer would have been entitled upon termination of employment or change of control, calculated as if each such event had occurred on December 31, 2016.

Name of Executive:  Timothy J. Conway

Type of Payments(1)	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	4,500,000	—	—	—	4,800,000
Deferred Cash Vesting	90,000	90,000	90,000	90,000	90,000
Restricted Stock Vesting or Acceleration	797,949	797,949	797,949	797,949	797,949
Commission of Welfare Benefits	29,033	—	—	—	36,702
Total	5,416,982	887,949	887,949	887,949	5,724,651

Name of Executive:  John K. Bray

Type of Payments(1)	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	2,350,000	—	—	—	2,400,000
Deferred Cash Vesting	45,000	45,000	45,000	45,000	45,000
Restricted Stock Vesting or Acceleration	329,076	329,076	329,076	329,076	329,076
Commission of Welfare Benefits	21,041	—	—	—	26,598
Total	2,745,117	374,076	374,076	374,076	2,800,674

Name of Executive:  Patrick McAuliffe

Type of Payments (1)	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	2,600,000	—	—	—	2,750,000
Restricted Stock Vesting or Acceleration	552,031	552,031	552,031	552,031	552,031
Commission of Welfare Benefits	29,033	—	—	—	36,702
Total	3,181,064	552,031	552,031	552,031	3,338,733

Name of Executive:  Mark du Four

Type of Payments (1)	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	2,600,000	—	—	—	2,750,000
Restricted Stock Vesting or Acceleration	546,559		546,559	546,559	546,559
Commission of Welfare Benefits	29,033	—	—	—	36,702
Total	3,175,592	—	546,559	546,559	3,333,261

Name of Executive:  Daniel McCready

Type of Payments(1)	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	2,300,000	—	—	—	2,250,000
Restricted Stock Vesting or Acceleration	482,527	—	482,527	482,527	482,527
Commission of Welfare Benefits	21,041	—	—	—	26,598
Total	2,803,568	—	482,527	482,527	2,759,125

(1)

Table excludes non-deferred cash incentive bonus that was earned on December 31, 2016.  Such bonus is included in the Summary Compensation Table and would have been payable to each named executive regardless of whether he continued his employment with the Company or ceased employment on December 31, 2016 under any termination of employment or change in control scenario set forth in the table. The cash bonus amounts paid to each executive were as follows: Mr. Conway ($1,220,000), Mr. Bray ($580,000), Mr. McAuliffe ($700,000), Mr. du Four ($700,000), and McCready ($660,000).

(2)	Not eligible for retirement benefits at December 31, 2016, under the applicable employment agreement, based on the executive’s age or years of service.

As described in the Compensation Discussion and Analysis under “Employment Agreements” on page 27, the Company entered into amended and restated employment agreements with Mr. Conway on October 9, 2016, Mr. Bray on October 9, 2013, and with Messrs. McAuliffe, du Four, and McCready on October 9, 2015.  The table above assumes a termination of employment that would trigger incremental payments or other benefits to the named executive officers under the amended and restated employment agreements, based on the named executive officer’s compensation, benefits, age, and years of service as of December 31, 2016.  All valuations of restricted stock are based upon the closing price ($9.25) of NewStar common stock on December 30, 2016, the last day of trading in the fiscal year.  The value of the continued health benefits detailed in the table above assumes the extension of the named executive officer’s current benefits election and program coverage.  Circumstances in which these benefits may be paid include an involuntary termination without cause, a voluntary termination by the named executive officer for good reason, retirement, death or disability and finally, an involuntary termination of the named executive officer following a change‑in‑control.

A termination of an executive officer by the Company is for cause if it is for any of the following reasons: (i) the executive continuously fails to perform substantially executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the executive by the Board of Directors, which specifically identifies the manner in which the Board of Directors believes that the executive has not substantially performed executive’s duties, or (ii) executive engages in illegal conduct or gross misconduct which is injurious to the Company or its affiliates, whether from a monetary perspective or otherwise, or (iii) executive is convicted of, or pleads guilty or nolo contendere to, any felony or any other crime involving moral turpitude, or (iv) executive materially breaches his obligations of confidentiality or restrictive covenants, or (v) with respect to Messrs. Conway and Bray, executive materially violates his obligations of equity hold back. Executive cannot be terminated for “Cause” as defined in (i), (iv), or (v) unless the Company first has notified Executive in writing that his employment is being terminated for Cause which notice shall specify the Cause event and Executive is given an opportunity, at least 30 days after receipt of such written notice from the Company, to make a presentation to the Board of Directors that Executive should not be terminated for Cause.

A termination by the executive officer is for “good reason” if it results from any of (i) a reduction by the Company in the executive officer’s annual base salary or (ii) a forced relocation by the Company of the executive officer’s place of employment to a location greater than twenty (20) miles from his initial place of employment.  For Messrs. Conway and Bray, good reason may also be triggered by a material diminution by the Company in the executive officer’s principal duties and responsibilities in the context of a change-in-control.

In the event of an involuntary termination without cause or voluntary termination for good reason the executive officers are entitled to a severance payment equal to two years’ base salary paid in accordance with the Company’s standard payroll practices plus two years’ incentive bonus (equal to the incentive bonus paid or earned the previous year) payable as soon as practical following the date of termination.  In addition, each would receive accelerated vesting of all outstanding equity awards, and would be entitled to continued health benefits for the two-year severance period.  Options would remain exercisable for a period equal to the full remaining term. All executive officers must provide ninety (90) days written notice for voluntary termination.

If termination is due to the retirement of the executive officer, or at the option of the executive officer following a failure of the Company to renew the employment agreement, each executive officer would be eligible to receive vesting of restricted stock and the continued vesting of options in the same manner that the options would vest had the executive officer continued his employment with the Company during the vesting period.  Further, the executive officer would have a period equal to the full length of the remaining option term to exercise any vested options. Finally, as with all retiring employees, each executive officer with ten years of service to the company would retain the option to participate in employer-sponsored healthcare at the retiree’s sole expense.

Messrs. Conway, Bray, and McAuliffe were eligible to retire as of December 31, 2016. Retirement is conditioned on being age 55 or older and being employed with the Company for at least five (5) years. The executives must provide at least ninety (90) days written notice of intent to retire.

A termination of employment due to death or disability would entitle each named executive officer to full acceleration of vesting on all equity awards and the lesser of a one-to-two year period following the date of termination or the remaining life of the options to exercise any options accordingly.

In each of the events noted above, the named executive officer would also be entitled to any accrued but unpaid salary and/or vacation time and a pro-rated bonus for the current fiscal year paid as soon as practical following the date of termination. As noted in the footnote to the tables above, the amounts in the Potential Payments Upon Termination of Employment or Change-in-Control for Fiscal 2016 table exclude any pro-rated bonus amount for performance year 2016 as such amounts are considered accrued and earned as of December 31, 2016 and as such would have been payable to each executive regardless of whether he continued employment with the company or ceased employment on December 31, 2016 under any termination of employment or change-in-control scenario. Earned incentive bonuses for the 2016 fiscal year have been reflected in the Company’s Summary Compensation Table.

Each employment agreement contains change-in-control provisions for the named executive officer.  The change of control provisions require a “double-trigger,” meaning payments are made only if the named executive officer suffers a covered termination of employment within two years following a change‑in‑control. Change-in-control provisions mimic the awards made under an involuntary termination without cause. However, the incentive compensation is calculated based on the then current year’s target incentive compensation and all payments are made payable to the executive in a lump sum as soon as practical following the termination event.

In 2013, the Committee eliminated the prior provision for excise tax gross-up in change-in-control situations. The executive officers’ employment agreements now provide for a “best net” payment in change-in-control.

BOARD OF DIRECTORS – DIRECTOR COMPENSATION

Each of the Company’s non-management directors receives director fees of $50,000 per year, and each committee chair receives an additional $25,000 per year.  Members of our board of directors are also reimbursed for their usual and customary expenses incurred in connection with attending all board and committee meetings.  Non-management directors also receive annual grants of restricted stock and/or options to purchase shares of our common stock.  No change has been made to our board of director compensation practices since 2012.

Upon re-election to a new term of service at the Company’s 2016 annual meeting, non-management directors received a grant of restricted stock with a fair market value on the date of grant equal to $75,000 (as determined by the Company's closing stock price on the grant date). Non-management directors who served as the chairperson of a committee of the board would have also received an additional $25,000 in grant date restricted stock value.  The restricted stock granted in 2016 vests in full on the one year anniversary of the grant.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)		Total ($)
Timothy J. Conway, Chairman(3)	—	—		—
Charles N. Bralver	50,000	75,000		125,000
Richard Thornburgh	75,000	100,000		175,000
Frank R. Noonan	75,000	100,000		175,000
Maureen O’Hara	75,000	100,000		175,000
Brian L.P. Fallon	75,000	100,000		175,000
Bradley E. Cooper(4)	50,000	75,000	(5)	125,000

(1)

The amounts shown represent the aggregate grant date fair market value of stock awards granted to the director during 2016, determined in accordance with ASC Topic 718, using the assumptions described in Note 12 to the Company’s Financial Statements included in the FY 2016 10‑K.  The award vests in full on the one year anniversary of grant.  Each director received a grant of 10,094 restricted shares on May 11, 2016 upon election to a new term. Non-management directors who served as the chairperson of a committee received an additional award of 3,364 restricted shares on May 11, 2016. The fair market value of the awards issued to each director and committee chair on that day was $75,000 and $100,000 respectively, based on a closing price of $7.43 of our common stock on the NASDAQ Global Select Market on May 11, 2016.

(2)	The following aggregate numbers of restricted stock and options awards were outstanding as of December 31, 2016 for each director in the table:

Name	Stock Awards (#)	Option Awards (#)
Charles N. Bralver	10,094	10,000
Richard Thornburgh	13,458	5,000
Frank Noonan	13,458	25,000
Maureen O’Hara	13,458	25,000
Brian L.P. Fallon	13,458	25,000
Bradley E. Cooper	10,094	10,000

(3)	Executive Directors do not receive compensation for their board responsibilities.
(4)	Mr. Cooper has assigned his rights to any compensation and equity received by him as a director to Capital Z Partners Management, LLC (“Cap Z”).
(5)	On April 4, 2017, Mr. Cooper transferred his 2016 restricted stock award to Cap Z for no consideration.

EQUITY PLAN INFORMATION

The number of shares of Common Stock issuable upon exercise of outstanding options granted to employees and non-employee directors, as well as the number of shares remaining available for future issuance under the Company’s 2006 Incentive Plan at December 31, 2016 is summarized in the following table:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options	(b) Weighted-average exercise price of outstanding options	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	421,692	$8.72	4,040,262
Equity compensation plans not approved by stockholders	—	—	—
Total	421,692	$8.72	4,040,262

As of December 31, 2016, the total number of additional shares remaining available for future issuance under the Plan was 4,040,262 shares.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons owning more than 10% of our registered equity securities to file with the SEC reports of their initial ownership and of changes in their ownership of our common stock and to provide us with copies of all Section 16(a) reports they file. To our knowledge, based solely on our review of copies of reports furnished to us and written representations that no other reports were required during 2016, our directors, officers and 10% stockholders complied with all Section 16(a) filing requirements.

Deadlines for Stockholder Proposals

If you wish to bring business before or propose director nominations at the 2018 annual meeting, you must give written notice to us not earlier than December 22, 2017 or later than January 21, 2018 (120 days and 90 days before the anniversary of the mailing date of this proxy statement, respectively), assuming the 2018 annual meeting is not more than 30 days before or 60 days after May 16, 2018.

If you wish to bring proposed business to the 2018 annual meeting and you would like us to consider the inclusion of your proposal in our proxy statement for the meeting, you must provide written notice of such proposal to us not later than December 22, 2017 (120 days before the anniversary of the mailing date of this proxy statement), assuming the 2018 annual meeting is not more than 30 days before or after May 16, 2018.

Notices should be given in writing to NewStar Financial, Inc., at its principal executive offices, 500 Boylston St., Suite 1250, Boston, MA 02116, Attn: Corporate Secretary.

ANNUAL MEETING OF STOCKHOLDERS OF

NEWSTAR FINANCIAL, INC.

May 16, 2017

GO GREEN

20730403000000000000 1 051617

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 4, AND A VOTE FOR "TWO YEARS" UNDER PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Elect seven directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Charles N. Bralver
- ○ Timothy J. Conway
- ○ Bradley E. Cooper
- ○ Brian L.P. Fallon
- ○ Frank R. Noonan
- ○ Maureen P. O'Hara
- ○ Richard E. Thornburgh

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	1 year	2 years	3 years	ABSTAIN
3. To approve, on a non-binding, advisory basis, the frequency (every one, two or three years) of future non-binding, advisory votes on the compensation of our named executive officers:	☐	☐	☐	☐

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted **FOR** each of Proposals 1, 2 and 4, and for **"TWO YEARS"** under Proposal 3.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL  MEETING  OF  STOCKHOLDERS  OF    NEwSTAR  FINANCIAL,  INC.    May  16,  2017    GO  GREEN    e-Consent  makes  it  easy  to  go  paperless.  With  e-Consent,  you  can  quickly  access  your  proxy  material,  statements and  other  eligible  documents  online,  while  reducing  costs,  clutter  and  paper  waste.  Enroll  today  via  www.astfinancial.com  to  enjoy  online  access.    IMPORTANT  NOTICE  REGARDING  THE  AVAILABILITY  OF  PROXY  MATERIALS  FOR  THE  SHAREHOLDER  MEETING  TO  BE  HELD  ON  MAY  16,  2017    This  proxy  statement  and  our  annual  report  to  security  holders  are  available  at  www.proxydocs.com/news    Please  sign,  date  and  mail  your  proxy  card  in  the  envelope  provided  as  soon  as  possible.     Please  detach  along  perforated  line  and  mail  in  the  envelope  provided.     20730403000000000000  1  051617    SignatureofStockholderDate:SignatureofStockholderDate: Note:PleasesignexactlyasyournameornamesappearonthisProxy.Whensharesareheldjointly,eachholdershouldsign.Whensigningasexecutor,administrator,attorney,trusteeorguardian,pleasegivefulltitleassuch.Ifthesignerisacorporation,pleasesignfullcorporatenamebydulyauthorizedofficer,givingfulltitleassuch.Ifsignerisapartnership,pleasesigninpartnershipnamebyauthorizedperson. Tochangetheaddressonyouraccount,pleasechecktheboxatrightandindicateyournewaddressintheaddressspaceabove.Pleasenotethatchangestotheregisteredname(s)ontheaccountmaynotbesubmittedviathismethod. 1.Electsevendirectors: OCharlesN.BralverOTimothyJ.ConwayOBradleyE.CooperOBrianL.P.FallonOFrankR.NoonanOMaureenP.O'HaraORichardE.Thornburgh2.Toapprove,onanadvisorybasis,thecompensationofournamedexecutiveofficers: 3.Toapprove,onanon-binding,advisorybasis,thefrequency(everyone,twoorthreeyears)offuturenon-binding,advisoryvotesonthecompensationofournamedexecutiveofficers: 4.ToratifytheappointmentofKPMGLLPasourindependentregisteredpublicaccountingfirmforthe2017fiscalyear: Thisproxy,whenproperlyexecuted,willbevotedinthemannerdirectedherein.Ifnodirectionismade,thisproxywillbevotedFOReachofProposals1,2and4,andfor“TwOYEARS”underProposal3. PLEASEVOTE,DATEANDSIGNTHISPROXYONTHEOTHERSIDEANDRETURNPROMPTLYINTHEENCLOSEDENVELOPE. THISISYOURPROXY.YOURVOTEISIMPORTANT. FORALLNOMINEESWITHHOLDAUTHORITYFORALLNOMINEESFORALLEXCEPT(Seeinstructionsbelow) INSTRUCTIONS:Towithholdauthoritytovoteforanyindividualnominee(s),mark“FORALLEXCEPT” andfillinthecirclenexttoeachnomineeyouwishtowithhold,asshownhere: NOMINEES: THEBOARDOFDIRECTORSRECOMMENDSAVOTE"FOR"PROPOSALS1,2AND4, ANDAVOTEFOR“TwOYEARS”UNDERPROPOSAL3. PLEASESIGN,DATEANDRETURNPROMPTLYINTHEENCLOSEDENVELOPE.PLEASEMARKYOURVOTEINBLUEORBLACKINKASSHOwNHERExFORAGAINSTABSTAINTOINCLUDEANYCOMMENTS,USETHECOMMENTSBOXONTHEREVERSESIDEOFTHISCARD. 2years3yearsABSTAIN1yearFORAGAINSTABSTAIN

ANNUAL MEETING OF STOCKHOLDERS OF

NEWSTAR FINANCIAL, INC.

May 16, 2017

PROXY VOTING INSTRUCTIONS

COMPANY NUMBER	
ACCOUNT NUMBER	

20730403000000000000 1 051617

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 4, AND A VOTE FOR "TWO YEARS" UNDER PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Elect seven directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Charles N. Bralver
- ○ Timothy J. Conway
- ○ Bradley E. Cooper
- ○ Brian L.P. Fallon
- ○ Frank R. Noonan
- ○ Maureen P. O'Hara
- ○ Richard E. Thornburgh

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

3. To approve, on a non-binding, advisory basis, the frequency (every one, two or three years) of future non-binding, advisory votes on the compensation of our named executive officers: 1 year ☐ 2 years ☐ 3 years ☐ ABSTAIN ☐

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR each of Proposals 1, 2 and 4, and for "TWO YEARS" under Proposal 3.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

Signature of Stockholder ____ Date: ____ Signature of Stockholder ____ Date: ____

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL  MEETING  OF  STOCKHOLDERS  OF    NEwSTAR  FINANCIAL,  INC.    May  16,  2017    PROXYVOTINGINSTRUCTIONS INTERNET  -Access  “www.voteproxy.com”  and  follow  the  on-screen  instructions  or  scan  the  QR  code  with  your  smartphone.  Have  your  proxy  card  available  when  you  access  the  web  page,  and  use  the  Company  Number  and  Account  Number  shown  on  your  proxy  card.    Vote  online  until  11:59  PM  EST  the  day  before  the  meeting.    MAIL  -Sign, date  and  mail  your  proxy  card  in  the  envelope  provided  as  soon  as  possible.    IN  PERSON  -You  may  vote  your  shares  in  person  by  attending  the  Annual  Meeting.  Please  plan  to  arrive  no  later  than  ten  minutes  in  advance  to  allow  access  to  building  facilities.    GO  GREEN  -e-Consent  makes  it  easy  to  go  paperless.  With  e-Consent,  you  can  quickly  access  your  proxy  material,  statements  and  other  eligible  documents  online,  while  reducing  costs,  clutter  and  paper  waste.  Enroll  today  via  www.astfinancial.com  to  enjoy  online  access.     COMPANY  NUMBER  ACCOUNT  NUMBER    IMPORTANT  NOTICE  REGARDING  THE  AVAILABILITY  OF  PROXY  MATERIALS  FOR  THE  SHAREHOLDER  MEETING  TO  BE  HELD  ON  MAY  16,  2017    This  proxy  statement  and  our  annual  report  to  security  holders  are  available  at  www.proxydocs.com/news     Please  detach  along  perforated  line  and  mail  in  the  envelope  provided  IF  you  are  not  voting  via  the  Internet.    20730403000000000000  1  051617     SignatureofStockholderDate:SignatureofStockholderDate: Note:PleasesignexactlyasyournameornamesappearonthisProxy.Whensharesareheldjointly,eachholdershouldsign.Whensigningasexecutor,administrator,attorney,trusteeorguardian,pleasegivefulltitleassuch.Ifthesignerisacorporation,pleasesignfullcorporatenamebydulyauthorizedofficer,givingfulltitleassuch.Ifsignerisapartnership,pleasesigninpartnershipnamebyauthorizedperson. Tochangetheaddressonyouraccount,pleasechecktheboxatrightandindicateyournewaddressintheaddressspaceabove.Pleasenotethatchangestotheregisteredname(s)ontheaccountmaynotbesubmittedviathismethod. INSTRUCTIONS:Towithholdauthoritytovoteforanyindividualnominee(s),mark“FORALLEXCEPT” andfillinthecirclenexttoeachnomineeyouwishtowithhold,asshownhere: x1.Electsevendirectors: OCharlesN.BralverOTimothyJ.ConwayOBradleyE.CooperOBrianL.P.FallonOFrankR.NoonanOMaureenP.O'HaraORichardE.ThornburghFORALLNOMINEESWITHHOLDAUTHORITYFORALLNOMINEESFORALLEXCEPT(Seeinstructionsbelow) NOMINEES: TOINCLUDEANYCOMMENTS,USETHECOMMENTSBOXONTHEREVERSESIDEOFTHISCARD. THEBOARDOFDIRECTORSRECOMMENDSAVOTE"FOR"PROPOSALS1,2AND4, ANDAVOTEFOR“TwOYEARS”UNDERPROPOSAL3. PLEASESIGN,DATEANDRETURNPROMPTLYINTHEENCLOSEDENVELOPE.PLEASEMARKYOURVOTEINBLUEORBLACKINKASSHOwNHERE2.Toapprove,onanadvisorybasis,thecompensationofournamedexecutiveofficers: 3.Toapprove,onanon-binding,advisorybasis,thefrequency(everyone,twoorthreeyears)offuturenon-binding,advisoryvotesonthecompensationofournamedexecutiveofficers: 4.ToratifytheappointmentofKPMGLLPasourindependentregisteredpublicaccountingfirmforthe2017fiscalyear: Thisproxy,whenproperlyexecuted,willbevotedinthemannerdirectedherein.Ifnodirectionismade,thisproxywillbevotedFOReachofProposals1,2and4,andfor“TwOYEARS”underProposal3. PLEASEVOTE,DATEANDSIGNTHISPROXYONTHEOTHERSIDEANDRETURNPROMPTLYINTHEENCLOSEDENVELOPE. THISISYOURPROXY.YOURVOTEISIMPORTANT. FORAGAINSTABSTAIN2years3yearsABSTAIN1yearFORAGAINSTABSTAIN

1    NEWSTAR  FINANCIAL,  INC.    Proxy  Solicited  on  Behalf  of  the  Board  of  Directors  for  Annual  Meeting  on  May  16,  2017.    The  undersigned  stockholder  of  NewStar  Financial,  Inc.  ("NewStar"),  hereby  appoints  Timothy  J.  Conway  and  John  K.  Bray,  or  either  of  them,  with  full  power  of substitution,  to  be  the  attorneys  and  proxies  of  the  undersigned  at  the  Annual  Meeting  of  Stockholders  of  NewStar  to  be  held  at  10:00  a.m.  on  May  16,  2017  at  the  offices  of  Locke  Lord  LLP,  111  Huntington  Avenue,  Boston,  Massachusetts,  or  at  any  adjournment  thereof,  on  the  proposals  contained  in  the  Notice  of  the  Annual  Meeting  of  Stockholders,  with  all  powers  the  undersigned  would  possess  if  personally  present  at  said  meeting,  or  at  the  postponement  or  adjournment  thereof.    You  are  encouraged  to  specify  your  choices  by  marking  the  appropriate  boxes,  SEE  REVERSE  SIDE,  but  you  need  not  mark  any  boxes  if  you  wish  to  vote  in  accordance  with  the  Board  of  Directors'  recommendations.  The  proxies  cannot  vote  your  shares  unless  you  sign  and  return  this  card.    (Continued  and  to  be  signed  on  the  reverse  side.)    COMMENTS:    1.1  14475